Exhibit 99.2
AGREEMENT AND PLAN
OF REORGANIZATION AND MERGER
BY AND BETWEEN
GATEWAY FINANCIAL HOLDINGS, INC.
AND
THE BANK OF RICHMOND, N.A.
January 10, 2007

ARTICLE I THE MERGER	1
1.01. Names Of Merging Corporations	1
1.02. Nature of Transaction; Plan of Merger	1
1.03. Effect of Merger; Surviving Corporation	2
1.04. Assets and Liabilities of the Bank of Richmond	2
1.05. Conversion and Exchange of Stock	2
(a) Merger Consideration	2
(b) Stock Consideration Exchange Ratio	2
(c) Election of Form of Merger Consideration	2
(d) Required Ratio of Merger Consideration; Allocations of Merger Consideration	3
(e) Exchange and Payment Procedures; Surrender of Certificates	3
(f) Bank of Richmond Certificates	4
(g) Certificates and Dividends	4
(h) Antidilutive Adjustments	4
(i) Dissenters	5
(j) Lost Certificates	5
(k) Fractional Shares	5
(l) Bank of Richmond Stock Options	5
1.06. Articles of Incorporation, Bylaws and Management	5
1.07. Closing; Articles Of Merger, Effective Time	5
1.08. Outstanding Financial Holdings Common Stock	6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF BANK OF RICHMOND	6
2.01. Organization; Standing; Power	6
2.02. Bank of Richmond’s Capital Stock	6
2.03. Principal Shareholders	6
2.04. Convertible Securities, Options, Etc	6
2.05. Authorization and Validity of Agreement	7
2.06. Validity of Transactions; Absence of Required Consents or Waivers	7
2.07. Bank of Richmond Books and Records	7
2.08. Bank of Richmond Reports	8
2.09. Bank of Richmond Financial Statements	8
2.10. Tax Returns and Other Tax Matters	8
2.11. Absence of Material Adverse Changes or Certain Other Events	8
2.12. Absence of Undisclosed Liabilities	9
2.13. Compliance with Existing Obligations	9
2.14. Litigation and Compliance with Law	9
2.15. Real Properties	10
2.16. Loans, Accounts, Notes and Other Receivables	10
2.17. Securities Portfolio and Investments	11
2.18. Personal Property and Other Assets	11
2.19. Patents and Trademarks	11
2.20. Environmental Matters	11
2.21. Absence of Brokerage or Finder’s Commissions	13
2.22. Material Contracts	13
2.23. Employment Matters; Employee Relations	13
2.24. Employment Agreements; Employee Benefit Plans	14
2.25. Insurance	16
2.26. Insurance Of Deposits	16
2.27. Transactions with Management	16
2.28 Derivative Contracts	16
2.29 Accounting Controls; Disclosure Controls	16
2.30. Affiliates	17
2.31. Obstacles to Regulatory Approval or Tax Treatment	17
2.32. Disclosure	17
ARTICLE III REPRESENTATIONS AND WARRANTIES OF FINANCIAL CORPORATION	17

3.01. Organization; Standing; Power	17
3.02. Capital Stock	17
3.03. Principal Shareholders	18
3.04. Subsidiaries	18
3.05. Convertible Securities, Options, Etc	19
3.06. Authorization and Validity of Agreement	19
3.07. Validity of Transactions, Absence of Required Consents or Waivers	19
3.08. Gateway Bank’s and Financial Holdings Books and Records	19
3.09. Gateway Reports	20
3.10. Financial Statements	20
3.11. Absence of Material Adverse Changes or Certain Other Events	20
3.12. Absence of Undisclosed Liabilities	20
3.13. Litigation and Compliance with Law	20
3.14. Absence of Brokerage or Finders Commissions	21
3.15. Insurance	21
3.16. Loans, Accounts, Notes and Other Receivables	22
3.17. Securities Portfolio and Investments	22
3.18. Obstacles to Regulatory Approval or Tax Treatment	23
3.19. Disclosure	23
ARTICLE IV COVENANTS OF BANK OF RICHMOND	23
4.01. Affirmative Covenants of Bank of Richmond	23
(a) Affiliates of Bank of Richmond	23
(b) Bank of Richmond Shareholders Meeting	23
(c) Conduct of Business Prior to Effective Time	23
(d) Periodic Financial and Other Information	24
(e) Notice Of Certain Changes Or Events	25
(f) Accruals for Loan Loss Reserve and Expenses	25
(g) Consents to Assignment of Leases	25
(h) Access	25
(i) Deposit Liabilities	25
(j) Further Action; Instruments of Transfer, Etc	25
4.02. Negative Covenants of Bank of Richmond	26
(a) Amendments to Articles of Incorporation or Bylaws	26
(b) Change in Capital Stock	26
(c) Options, Warrants, and Rights	26
(d) Dividends	26
(e) Employment, Benefit, or Retirement Agreements or Plans	26
(f) Accounting Practices	26
(g) Changes in Business Practices	26
(h) Acquisition or Disposition of Assets	26
(i) Debt; Liabilities	27
(j) Liens; Encumbrances	27
(k) Waiver of Rights	27
(l) Other Contracts	27
(m) Aggregate Deposit Liabilities	28
(n) Foreclosures	28
ARTICLE V COVENANTS OF FINANCIAL HOLDINGS	28
5.01. Affirmative Covenants of Financial Holdings	28
(a) Financial Holdings Shareholders Meeting	28
(b) Access	28
(c) Further Action; Instruments of Transfer	28
(d) Employment of Other Bank of Richmond Employees	28
(e) Employee Benefits	29
(f) Board of Directors	29
(g) Employment and Severance Agreements	29
(h) Bank of Richmond Division	30

( i) Blue Sky Approvals	30
(j) Available Funds	30
(k) NASDAQ Notification	30
5.02. Negative Covenants of Financial Holdings	30
(a) Amendments to Articles of Incorporation or Bylaws	30
(b) Change In Capital Stock	30
(c) Options, Warrants, and Rights	30
(d) Accounting Practices	30
(e) Changes in Business Practices	30
ARTICLE VI MUTUAL AGREEMENTS	30
6.01. Registration Statement; Proxy Statement/Prospectus; Recommendation	30
(a) Registration Statement	30
(b) Preparation and Distribution of Joint Proxy Statement/Prospectus	31
(c) Recommendation of Bank of Richmond and Financial Holding’s Boards of Directors	31
6.02. Regulatory Approvals	31
6.03. Information for Proxy Statement/Prospectus and Regulatory Approvals	32
6.04. Expenses	32
6.05. Confidentiality	32
6.06. Real Property Matters	32
6.07. Treatment of Bank of Richmond Stock Options	33
6.08. Tax Opinion	34
6.09. Directors’ and Officers’ Liability Insurance	34
ARTICLE VII CONDITIONS PRECEDENT TO MERGER	34
7.01. Conditions to All Parties’ Obligations	34
(a) Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions	34
(b) Effectiveness of Registration Statement, Compliance with Securities and Other Blue Sky Requirements	35
(c) Adverse Proceedings, Injunction, Etc	35
(d) Approval by Boards of Directors And Shareholders	35
(e) Fairness Opinions	35
(f) Tax Opinion	35
(g) Listing of Financial Holding’s Stock	36
(h) No Termination or Abandonment	36
(i) Articles of Merger, Other Actions	36
7.02. Additional Conditions to Bank of Richmond’s Obligations	36
(a) Material Adverse Change	36
(b) Compliance with Laws	36
(c) Financial Holding’s Representations and Warranties and Performance of Agreements; Officers’ Certificate	36
(d) Legal Opinion of Financial Holding’s Counsel	36
(e) Other Documents and Information from Financial Holdings	36
(f) Acceptance by Bank of Richmond’s Counsel	36
7.03. Additional Conditions to Financial Holding’s Obligations	36
(a) Material Adverse Change	37
(b) Compliance with Laws	37
(c) Bank of Richmond’s Representations and Warranties and Performance of Agreements; Officers’ Certificate	37
(d) Legal Opinion of Bank of Richmond’s Counsel	37
(e) Other Documents and Information from Bank of Richmond	37
(f) Acceptance by Financial Holdings’s Counsel	37
(g) Affiliates’ Agreements	37
(h) Option Plan Matters	37
(i) Officer Agreements	37
ARTICLE VIII TERMINATION; BREACH	37
8.01. Mutual Termination	38
8.02. Unilateral Termination	38

(a) Termination by Bank of Richmond	38
(b) Termination by Financial Holdings	38
(c) Termination Due to Price Changes	39
8.03. Breach; Remedies	40
ARTICLE IX INDEMNIFICATION	41
9.01. Indemnification Following Termination of Agreement	41
(a) By Financial Holdings	41
(b) By Bank of Richmond	41
9.02. Procedure for Claiming Indemnification	42
ARTICLE X MISCELLANEOUS PROVISIONS	42
10.01. Survival of Representations, Warranties, Indemnification and Other Agreements	42
(a) Representations, Warranties and Other Agreements	42
(b) Indemnification	42
10.02. Waiver	42
10.03. Amendment	43
10.04. Notices	43
10.05. Further Assurance	43
10.06. Headings and Captions	43
10.07. Gender and Number	43
10.08. Entire Agreement	43
10.09. Severability of Provisions	44
10.10. Assignment	44
10.11. Counterparts	44
10.12. Governing Law	44
10.13. Previously Disclosed Information	44
10.14 Best Knowledge	44
10.15. Inspection	44
10.16. Exclusivity	44

AGREEMENT AND PLAN
OF REORGANIZATION AND MERGER
BY AND BETWEEN
GATEWAY FINANCIAL HOLDINGS, INC.
AND
THE BANK OF RICHMOND, N.A.
     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (hereinafter called “Agreement”) entered into as of the 10th day of January 2007, by and between GATEWAY FINANCIAL HOLDINGS, INC. (“Financial Holdings”) and THE BANK OF RICHMOND, N.A. (“Bank of Richmond”).
     WHEREAS, Gateway Bank & Trust Co. (“Gateway Bank”) is a North Carolina commercial bank with its principal office and place of business located in Elizabeth City, North Carolina; and,
     WHEREAS, Financial Holdings is a North Carolina corporation with its principal office and place of business located in Virginia Beach, Virginia and is the owner of all the outstanding shares of common stock of Gateway Bank; and,
     WHEREAS, Bank of Richmond is a National Bank with its principal office and place of business located in Richmond, Virginia; and,
     WHEREAS, Financial Holdings and Bank of Richmond have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Financial Holdings to acquire the Bank of Richmond and for each of the outstanding shares of Bank of Richmond’s common stock to be exchanged for either cash or shares of Financial Holdings’ common stock, all in the manner and upon the terms and conditions contained in this Agreement; and,
     WHEREAS, to effectuate the foregoing, Financial Holdings and Bank of Richmond desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and,
     WHEREAS, the respective Boards of Directors of Bank of Richmond and Financial Holdings have determined that it is in the best interests of their companies and their shareholders to consummate the transactions provided for herein.
     NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants, and promises herein contained, and subject to the terms and conditions hereof, Bank of Richmond and Financial Holdings hereby mutually agree as follows:
ARTICLE I
THE MERGER
     1.01. Names Of Merging Corporations. The names of the corporations proposed to be merged are “The Bank of Richmond, N.A.” and “Gateway Bank & Trust Co.”
     1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Agreement, at the “Effective Time” (as defined in Paragraph 1.07 below), the Bank of Richmond will be merged with and into Gateway Bank (the “Merger”) as provided in the plan of merger (the “Plan of Merger”) attached as Exhibit A to this Agreement.

     1.03. Effect of Merger; Surviving Corporation. At the Effective Time, and by reason of the Merger, the separate corporate existence of the Bank of Richmond shall cease while the corporate existence of Gateway Bank as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, Gateway Bank shall continue to operate as a North Carolina banking corporation and will conduct its business at its then legally established branches and main office. The duration of the corporate existence of Gateway Bank, as the surviving corporation, shall be perpetual and unlimited.
     1.04. Assets and Liabilities of the Bank of Richmond. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of the Bank of Richmond (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to the Bank of Richmond, whether tangible or intangible) shall be transferred to and vest in Gateway Bank, and Gateway Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of the Bank of Richmond (including all trust and other fiduciary properties, powers and rights), all without any transfer, conveyance, assignment or further act or deed; and, Gateway Bank shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of the Bank of Richmond (including duties as trustee or fiduciary) as of the Effective Time.
     1.05. Conversion and Exchange of Stock.
     (a) Merger Consideration. Except as otherwise provided in this Agreement, at the Effective Time, all rights of the Bank of Richmond’s shareholders with respect to all outstanding shares of the Bank of Richmond’s $4.00 par value common stock (the “Bank of Richmond Common Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by Financial Holdings, Bank of Richmond or any Bank of Richmond shareholder, into the right to receive either: (i) cash in the amount of $30.05 (the “Cash Consideration”); or (ii) a number of shares of Financial Holdings’ no par value common stock (“Financial Holdings Common Stock”) equal to the Exchange Ratio as defined in Paragraph 1.05(b) (the “Stock Consideration”). The Cash Consideration and the Stock Consideration, collectively and in the aggregate, shall be referred to herein as the “Merger Consideration.” No share of Bank of Richmond Common Stock, other than shares as to which the holders thereof have validly exercised Dissenters’ Rights (as defined in Paragraph 1.05(i)), shall be deemed to be outstanding or have any rights other than those set forth in this Paragraph 1.05(a) after the Effective Time.
     (b) Stock Consideration Exchange Ratio. Should the Holdings Average Price (as defined below) be equal to or greater than $12.83 or equal to or less than $15.69, then the Exchange Ratio shall be equal to $30.05 divided by the Holdings Average Price, rounded to five decimal places. However, should the Holdings Average Price be less than $12.83, the Exchange Ratio will be 2.34217 and should the Holdings Average Price be greater than $15.69, then the Exchange Ratio will be 1.91523. For purposes of this Paragraph 1.05(b), “Holdings Average Price” shall mean the average of the closing price per share of Financial Holdings Common Stock as reported on the Nasdaq Global Market for the ten (10) consecutive trading days on which there is an actual trade ending two trading days prior to the date of the approval order of the Merger by the Board of Governors of the Federal Reserve System or the North Carolina Banking Commission, whichever is later.
     (c) Election of Form of Merger Consideration. Subject to the limitations described in this Agreement, each Bank of Richmond shareholder shall have the right to elect the following forms of Merger Consideration into which his or her shares of Bank of Richmond Common Stock will be converted: (i) all Cash Consideration, (ii) all Stock Consideration, or (iii) a combination of Cash Consideration and Stock Consideration (allocated in accordance with whole shares of Bank of Richmond Common Stock). Each shareholder’s election must be made in writing in a form prescribed by Financial Holdings (an “Election of Consideration”). Financial Holdings shall forward the Election of Consideration to all Bank of Richmond shareholders at a reasonable date prior to the Bank of Richmond Shareholders Meeting (as such term is defined in Paragraph 4.01(b) hereof). To be valid, an Election of Consideration must be signed by the shareholder and delivered to Financial Holdings (or its transfer agent) within 10 business days following the Bank of Richmond Shareholders Meeting, or such other time and date as Bank of Richmond and Financial Holdings may mutually agree. Shareholders of Bank of Richmond who do not return a properly completed Election of Consideration, or whose Elections of Consideration are received by Financial Holdings after the time prescribed, will be deemed to have made no election (“Non-Election”). Financial Holdings shall have the discretion, which it may delegate in whole or in part to its transfer agent (“Exchange Agent”), to determine whether the Elections of Consideration have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Elections of Consideration. The decision of Financial Holdings (or its Exchange Agent) in such matters shall be conclusive and binding and without any liability whatsoever to Bank of Richmond. Neither Financial Holdings nor its Exchange Agent will be under any obligation to notify any person of any defect in Elections of Consideration submitted to the Exchange Agent.
     (d) Required Ratio of Merger Consideration; Allocations of Merger Consideration. Notwithstanding the right of Bank of Richmond shareholders to elect the form of Merger Consideration into which their shares of Bank of Richmond Common Stock are converted, the aggregate Merger Consideration (not including cash delivered to Bank of Richmond shareholders who properly exercise their Dissenters’ Rights) must consist of shares of Financial Holdings Common Stock and cash, such that 50% of the outstanding shares of Bank of Richmond Common Stock are converted into shares of Financial Holdings Common Stock and 50% of the outstanding shares of Bank of Richmond Common Stock are converted into cash. An election of Cash Consideration is herein referred to as a “Cash Election” and shares as to which a Cash Election has been made are herein referred to as “Cash Election Shares.” An election of Stock Consideration is herein referred to as a “Stock Election” and shares as to which a Stock Election has been made are herein referred to as “Stock Election Shares.” Shares of Bank of Richmond Common Stock as to which there is a Non-Election are herein referred to as “Non-Electing Shares.” The aggregate number of shares of Bank of Richmond Common Stock that are to be converted into the Cash Consideration is referred to herein as the “Cash Election Number.” In the event that the elections of Merger Consideration by Bank of Richmond shareholders call for an aggregate number of shares of Bank of Richmond Common Stock to be converted into Financial Holdings Common Stock (not including shares for which cash is issued to Bank of Richmond shareholders who exercise Dissenters’ Rights), which is equal to, more than, or less than the percentage specified above, then the Merger Consideration shall be allocated among part or all of Bank of Richmond shareholders as follows:
     (i) If the Cash Election Number is equal to 50.0% of the number of outstanding shares of Bank of Richmond Common Stock, then: (A) there shall be no adjustment to the Cash Election Shares or Stock Election Shares; and (B) Non-Electing Shares shall be treated as Stock Election Shares.
     (ii) If the Cash Election Number is in excess of 50.0% of the number of outstanding shares of Bank of Richmond Common Stock, then: (A) Non-Electing Shares shall first be deemed to be Stock Election Shares; (B) Cash Election Shares shall be reduced pro rata to equal 50% of the outstanding shares of Bank of Richmond Common Stock; and (C) the shares of each such shareholder representing the difference between the Bank of Richmond shareholder’s initial Cash Election and the shareholder’s reduced Cash Election pursuant to clause (d)(ii)(B) shall be converted into and be deemed to be Stock Election Shares.
     (iii) If the Cash Election Number is less than 50.0% of the number of outstanding shares of Bank of Richmond Common Stock, then: (A) Non-Electing Shares shall first be deemed to be Cash Election Shares to the extent necessary to equal 50% of the outstanding shares of Bank of Richmond Common Stock and any remaining Non-Electing Shares shall be deemed to be Stock Election Shares; (B) if the Stock Election Shares exceed 50% of the outstanding shares of Bank of Richmond Common Stock, then the Stock Election Shares of each Bank of Richmond shareholder shall be reduced pro rata to equal 50% of the outstanding shares of Bank of Richmond Common Stock; and (C) the shares of each such shareholder representing the difference between the shareholder’s initial Stock Election and the shareholder’s reduced Stock Election pursuant to clause (d)(iii)(B) shall be converted into and be deemed to be Cash Election Shares.
     (e) Exchange and Payment Procedures; Surrender of Certificates. As promptly as is reasonably practicable following the Effective Time, Financial Holdings shall send or cause to be sent to each former Bank of Richmond shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a “Transmittal Letter”) for use in surrendering certificates evidencing Bank of Richmond Common Stock (each a “Bank of Richmond Certificate”) to Financial Holdings or to its Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Bank of Richmond Certificate prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent). Upon the proper surrender and delivery to Financial Holdings or its Exchange Agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of Bank of Richmond of his or her Bank of Richmond Certificate(s), and in exchange therefor, Financial Holdings shall as soon as practicable thereafter issue and deliver to the shareholder: (i) a certificate evidencing any Financial Holdings Common Stock into which the shareholder’s Bank of Richmond Common Stock has been converted; and (ii) any cash to which such holder is entitled hereunder in respect of rights to receive Cash Consideration or fractional shares. Financial Holdings shall not be obligated to deliver any of such payments until such holder surrenders the Bank of Richmond Certificate. The Bank of Richmond Certificates so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Financial Holdings nor the Exchange Agent shall be liable to any holder of Bank of Richmond Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.
     (f) Bank of Richmond Certificates. At the Effective Time, and without any action by Financial Holdings, Bank of Richmond or any Bank of Richmond shareholder, Bank of Richmond’s stock transfer books shall be closed and there shall be no further transfers of Bank of Richmond Common Stock on its stock transfer books or the registration of any transfer of a Bank of Richmond Certificate by any holder thereof, and the holders of Bank of Richmond Certificates shall cease to be, and shall have no further rights as, stockholders of Bank of Richmond other than as provided in this Agreement. Following the Effective Time, Bank of Richmond Certificates shall evidence only the right of the registered holder thereof to receive the Merger Consideration into which his or her Bank of Richmond Common Stock was converted at the Effective Time or, in the case of Bank of Richmond Common Stock held by shareholders who properly shall have exercised Dissenters’ Rights, cash.
     (g) Certificates and Dividends. To the extent permitted by applicable law, former shareholders of record of Bank of Richmond shall be entitled to vote after the Merger Consideration has been paid pursuant to the provisions of this Paragraph 1.05 at any meeting of Financial Holdings shareholders the number of whole shares into which their respective Bank of Richmond Common Stock are converted pursuant to the Merger, regardless of whether such holders have exchanged their certificates representing such Bank of Richmond Common Stock for certificates representing Financial Holdings Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Financial Holdings on Financial Holdings Common Stock, the record date of which is at or after the Effective Time of the Merger, the declaration shall include dividends or other distributions on all shares of Financial Holdings Common Stock issuable pursuant to this Agreement. However, beginning at the Effective Time, until a former Bank of Richmond shareholder’s Bank of Richmond Certificates are surrendered and certificates for the Financial Holdings Common Stock into which his or her Bank of Richmond Common Stock was converted at the Effective Time actually are issued to him or her, no dividend or other distribution payable by Financial Holdings with respect to that Financial Holdings Common Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former Bank of Richmond shareholder. However, upon the proper surrender of the shareholder’s Bank of Richmond Certificate, Financial Holdings shall pay to the shareholder the amount of any such dividends or other distributions, without interest, that have accrued but remain unpaid with respect to that Financial Holdings Common Stock.
     (h) Antidilutive Adjustments. If, prior to the Effective Time, Bank of Richmond or Financial Holdings shall properly declare any dividend payable in shares of Bank of Richmond Common Stock or Financial Holdings Common Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of Bank of Richmond Common Stock or Financial Holdings Common Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of Financial Holdings Common Stock to be issued in exchange for each of the shares of Bank of Richmond Common Stock.

     (i) Dissenters. Any shareholder of Bank of Richmond who properly exercises the right of dissent and appraisal (“Dissenter’s Rights”) with respect to the Merger as provided in the rules of the Office of the Comptroller of the Currency shall be entitled to receive payment of the fair value of his or her shares of Bank of Richmond Common Stock in the manner and pursuant to the procedures provided therein. Shares of Bank of Richmond Common Stock held by persons who exercise Dissenter’s Rights shall not be converted as described in Paragraph 1.05(a). However, if any shareholder of Bank of Richmond who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of Bank of Richmond Common Stock, at Financial Holdings’ sole option, shall be deemed to have been converted into the right to receive the Merger Consideration as of the Effective Time as provided in Paragraph 1.05(a) hereof.
     (j) Lost Certificates. Shareholders of Bank of Richmond whose Bank of Richmond Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the Merger Consideration to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by Financial Holdings, including without limitation, a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to Financial Holdings.
     (k) Fractional Shares. No fractional shares of Financial Holdings Common Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional share, subject to the terms and conditions of this paragraph 1.05, each holder of shares of Bank of Richmond Common Stock who would otherwise have been entitled to a fraction of a share of Financial Holdings Common Stock shall be entitled to receive cash (without interest) in an amount equal to such fraction multiplied by the Holdings Average Price.
     (l) Bank of Richmond Stock Options. At the Effective Time of the Merger, each unexercised option for Bank of Richmond Common Stock (“Bank of Richmond Stock Option”), other than Bank of Richmond Stock Options owned by employees of Bank of Richmond who remain employed at Gateway Bank, shall be deemed canceled, and as consideration therefor shall be converted into the right to receive solely a cash payment amount equal to (A) the difference between the exercise price of the Bank of Richmond Stock Option and the Cash Consideration, multiplied by (B) the total number of shares of Bank of Richmond Common Stock covered by the Bank of Richmond Stock Option (“Surrendered Options”). Treatment of Bank of Richmond Stock Options held by employees continuing employment with Gateway Bank and the Bank of Richmond Directors is described in Paragraph 6.07(b). At the election of any Director of Bank of Richmond, all or a portion of any such directors’ Bank of Richmond Stock Options shall be deemed canceled, and as consideration therefore shall be converted into the right to receive solely a cash payment amount equal to (A) the difference between the exercise price of the Bank of Richmond Stock Option and the Cash Consideration, multiplied by (B) the Surrendered Options.
     1.06. Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and the Bylaws of Financial Holdings in effect at the Effective Time will remain in effect until otherwise amended in accordance with law and the Bylaws of Financial Holdings. The Articles of Incorporation and Bylaws of Gateway Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Gateway Bank as the surviving corporation of the Merger. A director of Bank of Richmond as provided in Paragraph 5.01(f) shall be appointed to the Board of Directors of Financial Holdings and Gateway Bank, to hold such office until removed as provided by law or until the election or appointment of a successor. The directors and officers of Financial Holdings and Gateway Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.
     1.07. Closing; Articles Of Merger; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Financial Holdings in Elizabeth City, North Carolina, or at such other place as Financial Holdings and Bank of Richmond shall mutually designate, on a date mutually agreed by Financial Holdings and Bank of Richmond (the “Closing Date”) which the parties shall use their best efforts to occur no later than the month end following the later of (i) the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities, (ii) the Bank of Richmond Shareholders Meeting (as defined in Paragraph 4.01(b)), or (iii) the Financial Holdings Shareholders Meeting (as defined in Paragraph 5.01(a)). At the Closing, Bank of Richmond and Financial Holdings shall take such actions (including, without limitation, the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger under North Carolina law which shall contain a “Plan of Merger” substantially in the form attached as Exhibit A hereto. Financial Holdings and Bank of Richmond shall issue a mutually agreeable press release indicating that the anticipated Closing Date will be May 31, 2007, and the parties shall use their best efforts to consummate the Closing by such date.
     Subject to the terms and conditions set forth in this Agreement (including, without limitation, the receipt of all required approvals of governmental agencies and regulatory authorities), the Merger shall be effective on the date and at the time (the “Effective Time”) specified in the Articles of Merger as filed with the North Carolina Secretary of State in accordance with law.
     1.08. Outstanding Financial Holdings Common Stock. The status of the shares of Financial Holdings Common Stock that are outstanding immediately prior to the Effective Time shall not be affected by the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF BANK OF RICHMOND
     Except as otherwise specifically provided herein or as “Previously Disclosed” (as defined in Paragraph 10.13 below) to Financial Holdings, Bank of Richmond hereby makes the following representations and warranties to Financial Holdings:
     2.01. Organization; Standing; Power. Bank of Richmond (i) is duly organized and incorporated, validly existing, and in good standing under the laws of the United States; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Bank of Richmond, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Bank of Richmond. Bank of Richmond is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Bank of Richmond is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.
     2.02. Bank of Richmond’s Capital Stock.
     (a) At the Effective Time, Bank of Richmond’s authorized capital stock will consist of 6,000,000 shares of common stock, $4.00 par value per share, of which no more than 1,717,265 shares, plus such number of additional shares, if any, as shall have been issued by Bank of Richmond after the date of this Agreement as provided in Paragraph 4.02(b) hereof pursuant to Bank of Richmond Stock Options, will be issued and outstanding and constitute Bank of Richmond’s only outstanding securities.
     Each outstanding share of Bank of Richmond Common Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Bank of Richmond Common Stock has been registered with the Office of the Comptroller of the Currency (“Comptroller”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Bank of Richmond is subject to the registration and reporting requirements of the 1934 Act.
     (b) Subsidiaries. Bank of Richmond has no subsidiaries.
     2.03. Principal Shareholders. Other than as Previously Disclosed, no person or entity is known to management of Bank of Richmond to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Bank of Richmond Common Stock.
     2.04. Convertible Securities, Options, Etc. With the exception of options to purchase an aggregate of 212,166 shares of Bank of Richmond Common Stock which have been granted and are outstanding under Bank of

Richmond Stock Options, Bank of Richmond does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Bank of Richmond Common Stock or any other securities of Bank of Richmond; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of Bank of Richmond Common Stock or any other securities of Bank of Richmond; or (iii) plans, agreements or other arrangements pursuant to which shares of Bank of Richmond Common Stock or any other securities of Bank of Richmond, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.
     2.05. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Bank of Richmond’s Board of Directors in the manner required by law. Subject only to approval of this Agreement by the shareholders of Bank of Richmond in the manner required by law (as contemplated by Paragraph 6.01(b) below) and receipt of all required approvals of governmental or regulatory authorities having jurisdiction over Bank of Richmond, Gateway Bank and Financial Holdings (collectively, the “Regulatory Authorities”) (as contemplated by Paragraph 6.02 below), (i) Bank of Richmond has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement; (ii) all corporate action required to authorize Bank of Richmond to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein has been duly and properly completed or obtained; and (iii) this Agreement has been duly executed on behalf of Bank of Richmond, and (assuming due authorization, execution and delivery by Financial Holdings) constitutes the valid and binding agreement of Bank of Richmond, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies), and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).
     2.06. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the approval of this Agreement by the shareholders of Bank of Richmond and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Bank of Richmond with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Bank of Richmond’s Articles of Incorporation or Bylaws, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Bank of Richmond is bound or by which it, its business, capital stock, or any properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of Bank of Richmond’s properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body which violation will or may have a material adverse effect on Bank of Richmond, its financial condition, results of operations, prospects, businesses, assets, loan portfolio, (other than cyclical variations in loan balances outstanding), investments, properties or operations, or on Bank of Richmond’s ability to consummate the transactions described herein or to carry on the business of Bank of Richmond as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of Bank of Richmond; or (v) materially interfere with or otherwise adversely affect Bank of Richmond’s ability to carry on its business as presently conducted.
     No consents, approvals, or waivers are required to be obtained from any person or entity in connection with Bank of Richmond’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Bank of Richmond shareholders and of the Regulatory Authorities.
     2.07. Bank of Richmond’s Books and Records. Bank of Richmond’s books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects Bank of Richmond’s items of income and expense and all of its assets, liabilities, and stockholders’ equity. The minute books of Bank of Richmond accurately reflect in all material respects the corporate actions that its shareholders and Board of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Financial Holdings and its representatives.

     2.08. Bank of Richmond Reports. Bank of Richmond has filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Comptroller, and (ii) any other Regulatory Authorities. All such reports, registrations, and statements filed by Bank of Richmond with the Comptroller or other such Regulatory Authorities are collectively referred to herein as the “Bank of Richmond Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of Bank of Richmond, as of their respective dates, each Bank of Richmond Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the regulatory authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and Bank of Richmond has not been notified by any such governmental or regulatory authority that any such Bank of Richmond Report was deficient in any material respect as to form or content.
     2.09. Bank of Richmond Financial Statements. Bank of Richmond has Previously Disclosed to Financial Holdings a copy of its audited statements of financial condition as of December 31, 2005, 2004, and 2003 and its audited statements of income, stockholders’ equity and cash flows for the years ended December 31, 2005, 2004, and 2003, together with notes thereto (collectively, the “Bank of Richmond Audited Financial Statements”), together with copies of its unaudited statements of financial condition as of September 30, 2006, and unaudited statements of income and cash flows for the three-month period ended September 30, 2006 and 2005 (collectively, the “Bank of Richmond Interim Financial Statements”). Following the date of this Agreement, Bank of Richmond promptly will deliver to Financial Holdings all other annual or interim financial statements prepared by or for Bank of Richmond. The Bank of Richmond Audited Financial Statements and the Bank of Richmond Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Bank of Richmond’s books and records, and (ii) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and (iii) present fairly in all material respects Bank of Richmond’s financial condition, assets and liabilities, results of operations, changes in stockholders’ equity, and changes in cash flows as of the dates indicated and for the periods specified therein. The Bank of Richmond Audited Financial Statements have been audited by Bank of Richmond’s independent certified public accountants, Yount, Hyde and Barbour, P.C.
     2.10. Tax Returns and Other Tax Matters. (i) Bank of Richmond has timely filed or caused to be filed all federal, state, and local tax returns and reports which are required by law to have been filed, and to the Best Knowledge of management of Bank of Richmond, all such returns and reports were true, correct, and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state, and local income, profits, franchise, sales, use, occupation, property, excise, and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Bank of Richmond or its property have been fully paid, or if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected in the Bank of Richmond Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Bank of Richmond have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the Virginia Department of Taxation, and Bank of Richmond has not received any indication of the pendency of any audit or examination in connection with any tax return or report and, to the Best Knowledge of management of Bank of Richmond, no such return or report is subject to adjustment; and (iv) Bank of Richmond has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax.
     2.11. Absence of Material Adverse Changes or Certain Other Events.
     (a) Since September 30, 2006, Bank of Richmond has conducted its business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of Bank of Richmond which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting Bank of Richmond’s financial condition or results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties, or operations.

     (b) Since September 30, 2006, and other than as Previously Disclosed and in the ordinary course of its business including its normal salary review for 2006 and up to and including the Closing Date for non-executive employees of Bank of Richmond, Bank of Richmond has not incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation, or general benefits payable or provided to its employees, suffered any material loss, destruction, or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.
     2.12. Absence of Undisclosed Liabilities. Bank of Richmond has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Bank of Richmond Audited Financial Statements or the Bank of Richmond Interim Financial Statements; (ii) increases in deposit accounts in the ordinary course of its business since September 30, 2006; or (iii) loan commitments in the ordinary course of its business since September 30, 2006.
     2.13. Compliance with Existing Obligations. Bank of Richmond has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which Bank of Richmond is bound or by which it, its business, capital stock, or any of its properties or assets may be affected, which default or violation would have a material adverse effect on Bank of Richmond.
     2.14. Litigation and Compliance with Law.
     (a) There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of Bank of Richmond, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of Bank of Richmond, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting Bank of Richmond or any of its properties, assets or employees.
     (b) Bank of Richmond has all licenses, permits, orders, authorizations, or approvals (“Bank of Richmond Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease, and operate its properties. All such Bank of Richmond Permits are in full force and effect. No violations are or have been recorded in respect of any such Bank of Richmond Permits. No proceeding is pending or, to the Best Knowledge of management of Bank of Richmond, threatened or probable of assertion to suspend, cancel, revoke, or limit any Bank of Richmond Permit.
     (c) Bank of Richmond is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Comptroller or the Federal Deposit Insurance Corporation) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or any other matter. There are no judgments, orders, stipulations, injunctions, decrees, or awards against Bank of Richmond that in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of Bank of Richmond. Bank of Richmond has not been advised that any regulatory or other governmental authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.
     (d) Bank of Richmond is not in violation of, or default in any material respect under, and Bank of Richmond has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties, or assets (including, without limitation, the Consumer Credit Protection Act and all other laws and regulations applicable to extensions of credit by Bank of Richmond). To the Best Knowledge of management of Bank of Richmond, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph (d).
2.15. Real Properties.
     (a) Bank of Richmond has Previously Disclosed to Financial Holdings a listing of all real property owned or leased by Bank of Richmond (including, without limitation, banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by Bank of Richmond) (collectively the “Bank of Richmond Real Property”) and all leases, if any, pertaining to any such Bank of Richmond Real Property to which Bank of Richmond is a party (the “Bank of Richmond Real Property Leases”). With respect to each parcel of the Bank of Richmond Real Property owned by Bank of Richmond, Bank of Richmond has good and marketable fee simple title to such Bank of Richmond Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects, and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the Bank of Richmond Real Property and which do not and will not materially detract from, interfere with, or restrict the present or future use of the Bank of Richmond Real Property. With respect to each Bank of Richmond Real Property Lease: (A) such lease is valid and enforceable in accordance with its terms; (B) there currently exists no circumstance or condition which constitutes an event of default by Bank of Richmond or their lessor or which, with the passage of time or the giving of required notices, will or could constitute such an event of default; (C) the execution and delivery of this Agreement does not constitute an event of default thereunder; and (D) there are no provisions restricting assignment.
     (b) The Bank of Richmond Real Property complies in all material respects with all applicable federal, state, and local laws, regulations, ordinances, or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits, and the parcels of Bank of Richmond Real Property upon which Bank of Richmond’s banking or other offices are situated, or which are used by Bank of Richmond in conjunction with its banking or other offices or for other purposes, may be used under applicable zoning ordinances for the purposes for which they are currently used as a matter of right rather than as a conditional or nonconforming use.
     (c) All improvements and fixtures included in or on the Bank of Richmond Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with Bank of Richmond’s use (or will interfere with Financial Holdings’ use after the Merger) or adversely affects the economic value thereof.
     2.16. Loans, Accounts, Notes and Other Receivables.
     (a) All loans, accounts, notes and other receivables reflected as assets on Bank of Richmond’s books and records (i) have resulted from bona fide business transactions in the ordinary course of Bank of Richmond’s operations; (ii) in all material respects were made in accordance with Bank of Richmond’s customary loan policies and procedures; and (iii) except as Previously Disclosed, are owned by Bank of Richmond free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).
     (b) All records of Bank of Richmond regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which Bank of Richmond’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in Bank of Richmond’s records of such loan.
     (c) Each loan reflected as an asset on Bank of Richmond’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.
     (d) Bank of Richmond has Previously Disclosed to Financial Holdings a listing of (i) each loan, extension of credit, or other asset of Bank of Richmond which, as of September 30, 2006, was classified by the

Comptroller or by Bank of Richmond as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which Bank of Richmond has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) each loan or extension of credit of Bank of Richmond which, as of September 30, 2006, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.
     (e) To the Best Knowledge of management of Bank of Richmond, each of Bank of Richmond’s loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (d) above) is collectible in the ordinary course of Bank of Richmond’s business in an amount which is not less than the amount at which it is carried on Bank of Richmond’s books and records.
     (f) Bank of Richmond’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Comptroller and, in the best judgment of management of Bank of Richmond, is reasonable in view of the size and character of Bank of Richmond’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Bank of Richmond’s loan portfolios and other real estate owned.
     2.17. Securities Portfolio and Investments. Bank of Richmond has Previously Disclosed to Financial Holdings a listing of all securities owned, of record or beneficially, by Bank of Richmond as of September 30, 2006. All securities owned are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of Bank of Richmond to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Bank of Richmond is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Bank of Richmond has “sold” securities under agreement to repurchase, Bank of Richmond has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by Bank of Richmond, as the case may be, which is secured by such collateral.
     Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since September 30, 2006, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of Bank of Richmond’s securities portfolio as a whole.
     2.18. Personal Property and Other Assets. Bank of Richmond has Previously Disclosed to Financial Holdings a listing of all banking equipment, data processing equipment, vehicles, and other personal property used by Bank of Richmond and material to the operation of its business. Such assets are owned or leased by Bank of Richmond free and clear of all liens, encumbrances, title defects, or exceptions to title. All personal property of Bank of Richmond material to its business is in good operating condition and repair, ordinary wear and tear excepted.
     2.19. Patents and Trademarks. Bank of Richmond owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. Bank of Richmond has Previously Disclosed to Financial Holdings a listing of all such patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary rights. Bank of Richmond has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.
     2.20. Environmental Matters.
     (a) As used in this Agreement, “Environmental Laws” shall mean, without limitation:

          (i) all federal, state, and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any “Superfund” or “Superlien” law, including any amendments thereto from time to time); and
          (ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any Hazardous Substances (as defined below).
     As used in this Agreement, “Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether (“MTBE”) or radioactive material.
     (b) Bank of Richmond has Previously Disclosed to Financial Holdings copies of all written reports, correspondence, notices, or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions, or proceedings, past or pending, of the Bank of Richmond Real Property and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Bank of Richmond Real Property or involving Bank of Richmond.
     (c) To the Best Knowledge of management of Bank of Richmond after reasonable inquiry, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Bank of Richmond Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Bank of Richmond Real Property.
     (d) Bank of Richmond has not violated any Environmental Laws, and, to the Best Knowledge of management of Bank of Richmond after reasonable inquiry, there has been no violation of any Environmental Laws by any other person or entity for whose liability or obligation with respect to any particular matter or violation Bank of Richmond is or may be responsible or liable.
     (e) Bank of Richmond is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Bank of Richmond Real Property by any person or entity.
     (f) To the Best Knowledge of management of Bank of Richmond after reasonable inquiry, no facts, events or conditions relating to the Bank of Richmond Real Property or the operations of Bank of Richmond at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.
     (g) To the Best Knowledge of management of Bank of Richmond (it being understood by Financial Holdings that, for purposes of this representation, management of Bank of Richmond has not undertaken a review of each of Bank of Richmond’s loan files with respect to all Loan Collateral) and except as Previously Disclosed, (i)

there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation Bank of Richmond is or may be responsible or liable; (ii) Bank of Richmond is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity; and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.
     2.21. Absence of Brokerage or Finder’s Commissions. Except for the engagement of Keefe, Bruyette & Woods, Inc. by Bank of Richmond the terms and conditions of which have been Previously Disclosed to Financial Holdings: (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Bank of Richmond or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) Bank of Richmond has not agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein, except for fees and commissions payable to Keefe, Bruyette & Woods, Inc.
     2.22. Material Contracts. Other than a benefit plan or employment agreement Previously Disclosed to Financial Holdings pursuant to Paragraph 2.24 hereof, Bank of Richmond is not a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $25,000 (ii) which is not to be performed in full within the six month period following the date of this Agreement; (iii) which calls for the provision of goods or services to Bank of Richmond and cannot be terminated without material penalty upon written notice to the other party thereto; (iv) which is material to Bank of Richmond and was not entered into in the ordinary course of business; (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps; (vi) which commits Bank of Richmond to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of Bank of Richmond’s business); (vii) which involves the sale of any assets of Bank of Richmond which are used in and material to the operation of their business; (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $10,000 or more in the case of any single transaction or $25,000 or more in the case of all such transactions; (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Bank of Richmond; or (x) with any director, officer or principal shareholder of Bank of Richmond (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of Bank of Richmond’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).
     Bank of Richmond is not in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute a default, under any contract, lease, insurance policy, commitment, or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties, or operations of Bank of Richmond.
     2.23. Employment Matters; Employee Relations. Bank of Richmond has Previously Disclosed to Financial Holdings a listing of the names, years of credited service and current base salary or wage rates of all of its employees as of December 31, 2006. Bank of Richmond (i) has in all material respects in the ordinary course of its business paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices; and (ii) is in all material respects in compliance with all federal, state, and local laws, statutes, rules, and regulations with regard to employment and employment practices, terms and conditions, and wages and hours, and other compensation matters. No person has, to the Best Knowledge of management of Bank of Richmond, asserted that Bank of Richmond is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.
     There is no action, suit, or proceeding by any person pending or, to the Best Knowledge of management of Bank of Richmond, threatened, against Bank of Richmond (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge, or similar claims.
     Bank of Richmond is in all material respects in compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.
     Bank of Richmond is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union, or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of management of Bank of Richmond, threatened labor dispute, work stoppage, or strike involving Bank of Richmond and any of its employees, or any pending or, to the Best Knowledge of management of Bank of Richmond, threatened proceeding in which it is asserted that Bank of Richmond has committed an unfair labor practice; and, to the Best Knowledge of management of Bank of Richmond, there is no activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.
     2.24. Employment Agreements; Employee Benefit Plans.
     (a) Bank of Richmond is not a party to or bound by any employment agreements with any of its directors, officers, or employees, except for the employment agreement between Bank of Richmond and Rex L. Smith III dated October 20, 2006. Bank of Richmond is also a party to severance agreements with six other executive officers, which have been Previously Disclosed to Financial Holdings.
     (b) Bank of Richmond has Previously Disclosed to Financial Holdings a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Bank of Richmond for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Bank of Richmond Plans”). True and complete copies of all Bank of Richmond Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Bank of Richmond Plans or the assets thereof, and all amendments thereto, previously have been supplied to Financial Holdings. Bank of Richmond does not maintain, sponsor, contribute to or otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multi-employer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Bank of Richmond Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and Bank of Richmond is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. To the Best Knowledge of management of Bank of Richmond, all reports and returns with respect to the Bank of Richmond Plans required to be filed with any governmental department, agency, service or other authority, including without limitation IRS Form 5500 (Annual Report), have been properly and timely filed.
     (c) To the Best Knowledge of management of Bank of Richmond, all “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of Bank of Richmond, to the extent each is subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or, to the Best Knowledge of management of Bank of Richmond, threatened litigation relating to any Bank of Richmond Plan or any employee benefit plan, contract or arrangement previously maintained by Bank of Richmond. To the Best Knowledge of management of Bank of Richmond, Bank of Richmond has not engaged in a transaction with respect to any Bank of Richmond Plan that could subject Bank of Richmond to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
     (d) Bank of Richmond has delivered to Financial Holdings a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by Bank of Richmond which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “Bank of Richmond Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Bank of Richmond Retirement Plans, the most recent determination letters received from the IRS regarding the Bank of Richmond Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Bank of Richmond Retirement Plans.
     To the Best Knowledge of management of Bank of Richmond, the Bank of Richmond Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Bank of Richmond Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Bank of Richmond Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Bank of Richmond Retirement Plans. There are no issues relating to said qualification or exemption of the Bank of Richmond Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guarantee Corporation or any court. To the Best Knowledge of management of Bank of Richmond, the Bank of Richmond Retirement Plans and the administration thereof meet (and have met since the establishment of the Bank of Richmond Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Bank of Richmond Retirement Plans and do not violate (and since the establishment of the Bank of Richmond Retirement Plans have not violated) in any material respect any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing and to the Best Knowledge of management of Bank of Richmond, all reports and returns with respect to the Bank of Richmond Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Bank of Richmond Retirement Plans or the administration thereof currently existing between Bank of Richmond, or to the Best Knowledge of management of Bank of Richmond, any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Bank of Richmond or beneficiary of any such employee, or any other person or entity. To the Best Knowledge of management of Bank of Richmond, no “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Bank of Richmond Retirement Plans.
     (e) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bank of Richmond with respect to the Bank of Richmond Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Bank of Richmond. Bank of Richmond does not presently contribute, and has not contributed, to a “Multi-employer Plan.” All contributions required to be made pursuant to the terms of each of the Bank of Richmond Plans (including without limitation the Bank of Richmond Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Bank of Richmond have been timely made. Neither the Bank of Richmond Retirement Plans nor any other “pension plan” maintained by Bank of Richmond has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Bank of Richmond has not provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Bank of Richmond Retirement Plans and any other “pension plan” maintained by Bank of Richmond as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.
     (f) Except as provided in the terms of the Bank of Richmond Retirement Plans themselves, there are no restrictions on the rights of Bank of Richmond to amend or terminate any Bank of Richmond Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement,

(i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant; (ii) increase any benefits otherwise payable under any plan or agreement; or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     2.25. Insurance. Bank of Richmond has Previously Disclosed to Financial Holdings a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on September 30, 2006, and in which it was an insured party or beneficiary (each a “Bank of Richmond Policy” and collectively the “Bank of Richmond Policies”). The Bank of Richmond Policies provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in Bank of Richmond’s businesses or as is required by applicable law or regulation. In the opinion of management of Bank of Richmond, the insurance coverage provided under the Bank of Richmond Policies is reasonable and adequate in all respects for Bank of Richmond. Each of the Bank of Richmond Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in Virginia, and Bank of Richmond has taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Bank of Richmond is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any material premium increase on, and has not failed to pay any premium on any Bank of Richmond Policy, and, to the Best Knowledge of management of Bank of Richmond, there has not been any inaccuracy in any application for any Bank of Richmond Policy. There are no pending claims with respect to any Bank of Richmond Policy (and there are no facts which would form the basis of any such claim), and, to the Best Knowledge of management of Bank of Richmond, there is currently no condition, and there has occurred no event, that is reasonably likely to form the basis for any such claim.
     2.26. Insurance Of Deposits. All deposits of Bank of Richmond are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all deposit insurance premiums due from Bank of Richmond to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Best Knowledge of management of Bank of Richmond, are contemplated by the FDIC or otherwise to terminate such insurance.
     2.27. Transactions with Management. Except as Previously Disclosed and for (i) deposits, all of which are on terms and conditions comparable to those made available to other customers of Bank of Richmond at the time such deposits were entered into, (ii) arm’s length loans to employees entered into in the ordinary course of business, (iii) obligations under employee benefit plans of Bank of Richmond, and (iv) any loan or deposit agreements entered into in the ordinary course with customers of Bank of Richmond, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.
     2.28 Derivative Contracts. Bank of Richmond is not a party to, nor has it agreed to enter into, an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement which is a financial derivative contract (including various combinations thereof).
     2.29 Accounting Controls; Disclosure Controls. Bank of Richmond has devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Bank of Richmond; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Bank of Richmond or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Bank of Richmond is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Bank of Richmond; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

     To the extent required, Bank of Richmond has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act to allow Bank of Richmond’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Bank of Richmond required under the 1934 Act.
     2.30. Affiliates. Bank of Richmond has Previously Disclosed to Financial Holdings a listing of those persons deemed by Bank of Richmond as of the date of this Agreement to be “Affiliates” of Bank of Richmond (as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (“1933 Act”)), including persons, trusts, estates, corporations, or other entities related to persons deemed to be Affiliates of Bank of Richmond.
     2.31. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of Bank of Richmond, there exists no fact or condition (including Bank of Richmond’s record of compliance with the Community Reinvestment Act) relating to Bank of Richmond that may reasonably be expected to (i) prevent or materially impede or delay Financial Holdings from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code; and, if any such fact or condition becomes known to Bank of Richmond, Bank of Richmond shall promptly (and in any event within three (3) days after obtaining such knowledge) communicate such fact or condition to Financial Holdings in writing.
     2.32. Disclosure. To the Best Knowledge of management of Bank of Richmond, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of Bank of Richmond to Financial Holdings in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FINANCIAL HOLDINGS
     As used in this Article, unless the context indicates otherwise, any reference to Gateway Bank shall include its subsidiaries. Except as otherwise specifically described herein or as “Previously Disclosed” (as defined in Paragraph 10.13 below) to Bank of Richmond, Financial Holdings hereby makes the following representations and warranties to Bank of Richmond:
     3.01. Organization; Standing; Power. Gateway Bank and Financial Holdings each (i) is duly organized and incorporated, validly existing, and in good standing under the laws of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease, and operate their respective properties and to carry on their respective business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased, or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Gateway Bank or Financial Holdings, and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Gateway Bank or Financial Holdings. Gateway Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Gateway Bank is a member of the FHLB of Atlanta and the Federal Reserve System. Financial Holdings is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“Federal Reserve”).
     3.02. Capital Stock.
     (a) Financial Holdings’ authorized capital stock consists of 1,000,000 shares of preferred stock, no par value, of which no shares are outstanding and 20,000,000 shares of common stock, no par value, of which, as of December 20, 2006, 10,978,014 shares were issued and outstanding. As of the date hereof, no shares of Financial Holdings Common Stock or preferred stock were reserved for issuance, other than: (i) options to acquire 1,921,268 shares of Financial Holdings Common Stock issued pursuant to the stock option and omnibus plans of Financial

Holdings in effect as of the date hereof (collectively the “Financial Holdings Stock Option Plans”) of which 1,641,264 have been granted; and (ii) 505,802 shares of Financial Holdings Common Stock issuable pursuant to the Gateway Financial Holdings, Inc. Dividend Reinvestment Plan.
     Each outstanding share of the Financial Holdings Common Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Financial Holdings Common Stock has been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Financial Holdings is subject to the registration and reporting requirements of the 1934 Act.
     (b) Gateway Bank’s authorized capital stock consists of 1,000,000 shares of preferred stock, no par value (“Gateway Bank Preferred Stock “) and 5,000,000 shares of common stock, $5.00 par value per share (the “Gateway Bank Common Stock”). At the Effective Time, there will be 2,732,765 shares of Gateway Bank Common Stock issued and no outstanding shares of Gateway Bank Preferred Stock.
     Each outstanding share of Gateway Bank Common Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent provided in Section 53-42 of the North Carolina General Statutes); and (ii) has not been issued in violation of the preemptive rights of any shareholder.
     3.03. Principal Shareholders. Financial Holdings owns 100% of the outstanding Gateway Bank Common Stock. Other than as Previously Disclosed, no person or entity is known to management of Financial Holdings to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Financial Holdings Common Stock.
     3.04. Subsidiaries.
     (a) (i) Financial Holdings has Previously Disclosed to Bank of Richmond a list of all of the subsidiaries of Gateway Bank and Financial Holdings together with the jurisdiction of organization of each such subsidiary; (ii) Gateway Bank and Financial Holdings own, directly or indirectly, all the issued and outstanding equity securities of each of their respective Subsidiaries; (iii) no equity securities of any of their respective subsidiaries are or may become required to be issued (other than to Gateway Bank, Financial Holdings or their respective wholly-owned subsidiaries) by reason of any contractual right or obligation or otherwise; (iv) there are no contracts, commitments, understandings or arrangements by which any of such subsidiaries are or may be bound to sell or otherwise transfer any equity securities of any such subsidiaries (other than to Gateway Bank, Financial Holdings or their respective wholly-owned subsidiaries); (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities; (vi) all of the equity securities of each subsidiary held by Gateway Bank, Financial Holdings, or their respective subsidiaries are fully paid and nonassessable (except to the extent the common stock of Gateway Bank is assessable as set forth in N.C.G.S. 53-42), are owned by Gateway Bank, Financial Holdings, or their respective subsidiaries free and clear of any liens, charges, encumbrances or security interests, have been duly authorized, and are validly issued and outstanding; and (vii) none of the equity securities of any subsidiary held by Gateway Bank or Financial Holdings have been issued in violation of the preemptive rights of any shareholder.
     (b) As used in this Agreement, “subsidiary” shall have the same meaning as that term is defined in Rule 1-02 of Regulation S-X of the SEC.
     (c) Other than The Plexus Fund I, L.P. and the Triangle Mezzanine Fund, LLP, Gateway Bank and Financial Holdings do not own beneficially, directly or indirectly, any equity securities or similar interests of any entity, or any interest in a partnership or joint venture of any kind, other than their respective Subsidiaries.
     (d) Each of Gateway Bank’s and Financial Holdings’ subsidiaries is duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Gateway Bank or Financial Holdings.

     3.05. Convertible Securities, Options, Etc. With the exception of stock options which have been granted and are outstanding under the Financial Holdings Stock Option Plans, neither Gateway Bank nor Financial Holdings have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Financial Holdings Common Stock or any other securities of Gateway Bank or Financial Holdings; (ii) options, warrants, rights, calls, or other commitments of any nature which entitle any person to receive or acquire any shares of Financial Holdings Common Stock or any other securities of Gateway Bank or Financial Holdings; or (iii) plan, agreement or other arrangement pursuant to which shares of Financial Holdings Common Stock or any other securities of Gateway Bank or Financial Holdings, or options, warrants, rights, calls, or other commitments of any nature pertaining thereto, have been or may be issued.
     3.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Financial Holdings’ Board of Directors in the manner required by law, and subject only to approval of this Agreement by the shareholders of Financial Holdings (as contemplated by Paragraph 6.01(b) below) and by the Regulatory Authorities (as contemplated by Paragraph 6.02 below), (i) Financial Holdings has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein; (ii) all corporate proceedings and approvals required to authorize Financial Holdings to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken; and (iii) this Agreement has been duly executed on behalf of Financial Holdings, and (assuming due authorization, execution and delivery by Financial Holdings) constitutes the valid and binding agreement of Financial Holdings, enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; and (B) by legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).
     3.07. Validity of Transactions, Absence of Required Consents or Waivers. Subject to the approval of this Agreement by the shareholders of Financial Holdings and receipt of required approvals of Regulatory Authorities, except where the same would not have a material adverse effect on Gateway Bank or Financial Holdings, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Financial Holdings with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Gateway Bank’s or Financial Holdings’ Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Gateway Bank or Financial Holdings is bound or by which it, its business, capital stock, or any properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction, or encumbrance upon any of Gateway Bank’s or Financial Holdings’ properties or assets; (iii) violate any applicable federal or state statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any court, administrative or regulatory agency, or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Gateway Bank or Financial Holdings; or (v) materially interfere with or otherwise adversely affect Gateway Bank’s or Financial Holdings’ ability to carry on its business as presently conducted.
     No consents, approvals, or waivers are required to be obtained from any person or entity in connection with Financial Holdings’ execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Financial Holdings’ shareholders and of Regulatory Authorities.
     3.08. Gateway Bank’s and Financial Holdings’ Books and Records. Gateway Bank’s and Financial Holdings’ respective books of account and business records have been maintained in material compliance with all applicable legal and accounting requirements and such books and records are complete and reflect accurately in all material respects Gateway Bank’s or Financial Holdings’ respective items of income and expense and all of its assets, liabilities, and stockholders’ equity. The minute books of Gateway Bank and Financial Holdings accurately reflect in all material respects the corporate actions which their shareholders and Boards of Directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Bank of Richmond and its representatives.

     3.09. Gateway Reports. Gateway Bank and Financial Holdings have filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the North Carolina Commissioner of Banks (the “Commissioner”), (iii) the SEC, (iv) the Federal Reserve, and (v) any other Regulatory Authorities. All such reports, registrations, and statements filed by Gateway Bank or Financial Holdings with the FDIC, the Commissioner, the SEC, the Federal Reserve, or other such regulatory authority are collectively referred to herein as the “Gateway Reports.” To the Best Knowledge (as such term is defined in Paragraph 10.14 hereof) of management of Financial Holdings, each Gateway Report complied in all material respects with all the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Gateway Bank nor Financial Holdings has been notified by any Regulatory Authority that any Gateway Report was deficient in any material respect as to form or content.
     3.10. Financial Statements. Financial Holdings has Previously Disclosed to Bank of Richmond a copy of its audited consolidated statements of financial condition as of December 31, 2005, 2004 and 2003, and its audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003, together with notes thereto (the “Gateway Audited Financial Statements”), and a copy of its unaudited consolidated balance sheet as of September 30, 2006 and its unaudited consolidated statements of operations for the three months ended September 30, 2003 and 2002 (the “Gateway Interim Financial Statements”). Following the date of this Agreement, Financial Holdings promptly will deliver to Bank of Richmond all other annual or interim financial statements prepared by or for Financial Holdings and Gateway Bank. The Gateway Audited Financial Statements and the Gateway Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Financial Holdings’ and Gateway Bank’s books and records; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated; and (iii) present fairly in all material respects Financial Holdings’ consolidated financial condition, assets and liabilities, results of operations, changes in stockholders’ equities, and changes in cash flows as of the dates indicated and for the periods specified therein. The Gateway Audited Financial Statements have been audited by Financial Holdings’ independent certified public accountants, Dixon Hughes PLLC.
     3.11. Absence of Material Adverse Changes or Certain Other Events.
     (a) Since September 30, 2006, Gateway Bank and Financial Holdings have conducted their business only in the ordinary course and there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance to the Best Knowledge of management of Financial Holdings which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in a material adverse change, in or affecting Financial Holdings’ consolidated financial condition or results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties, or operations.
     (b) Since September 30, 2006, and other than in the ordinary course of its business, neither Gateway Bank nor Financial Holdings have incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction, or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.
     3.12. Absence of Undisclosed Liabilities. Neither Gateway Bank nor Financial Holdings have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent, or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Gateway Audited Financial Statements or the Gateway Interim Financial Statements; (ii) increases in deposit accounts, borrowings, and repurchase agreements in the ordinary course of business since September 30, 2006; or (iii) loan commitments in the ordinary course of business since September 30, 2006.
     3.13. Litigation and Compliance with Law.
     (a) There are no actions, suits, arbitrations, controversies, or other proceedings or investigations (or, to the Best Knowledge of management of Financial Holdings, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any Regulatory Authority, which currently exists or is ongoing, pending, or, to the Best Knowledge of management of Financial Holdings, threatened, contemplated, or probable of assertion, against, relating to, or otherwise affecting Gateway Bank or Financial Holdings or any of their respective properties or assets or employees.
     (b) Gateway Bank and Financial Holdings have all licenses, permits, orders, authorizations, or approvals (“Gateway Permits”) of any federal, state, local, or foreign governmental or regulatory body that are material to or necessary for the conduct of their business or to own, lease, and operate its properties. All such Gateway Permits are in full force and effect. No violations are or have been recorded in respect of any such Gateway Permits. No proceeding is pending or, to the Best Knowledge of management of Financial Holdings, threatened or probable of assertion to suspend, cancel, revoke, or limit any Gateway Permit.
     (c) Neither Gateway Bank nor Financial Holdings are subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, or other similar agreement, order, directive, memorandum, or consent of, with or issued by any Regulatory Authority (including, without limitation, the FDIC, the Federal Reserve, or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance, or otherwise. There are no judgments, orders, stipulations, injunctions, decrees, or awards against Gateway Bank or Financial Holdings that in any manner limit, restrict, regulate, enjoin, or prohibit any present or past business or practice of Gateway Bank or Financial Holdings. Neither Gateway Bank nor Financial Holdings has been advised that any Regulatory Authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.
     (d) To the Best Knowledge of management of Financial Holdings, neither Gateway Bank nor Financial Holdings is in violation of, or default in any material respect under, and Gateway Bank and Financial Holdings have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any court or federal, state, municipal, or other Regulatory Authority having jurisdiction or authority over either of their business operations, properties, or assets (including, without limitation, all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by Gateway Bank or Financial Holdings). To the Best Knowledge of management of Financial Holdings, there is no basis for any claim by any person or authority for compensation, reimbursement, or damages or other penalties for any violations described in this subparagraph.
     3.14. Absence of Brokerage or Finders Commissions. Except for the engagement of Ryan Beck & Co., Inc. by Financial Holdings, (i) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Financial Holdings or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) Financial Holdings has not agreed, and has no obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.
     3.15. Insurance. Gateway Bank and Financial Holdings currently maintain a blanket bond and policies of liability insurance and other insurance (the “Gateway Policies”), which provide coverage in such amounts and against such liabilities, casualties, losses, or risks as is customary or reasonable for entities engaged in Gateway Bank’s or Financial Holdings’ businesses or as is required by applicable law or regulation; and, in the reasonable opinion of management of Financial Holdings, the insurance coverage provided under the Gateway Policies is reasonable and adequate in all respects for Gateway Bank or Financial Holdings. Each of the Gateway Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina, and Gateway Bank and Financial Holdings have taken all requisite actions (including the giving of required notices) under each such Gateway Policy in order to preserve all rights thereunder with respect to all matters. Neither Gateway Bank nor Financial Holdings is in default under the provisions of, neither has received any notice of cancellation or nonrenewal of, or any material premium increase on, or any failure to pay any premium on any Gateway Policy. To the Best Knowledge of management of Financial Holdings, there has not been any inaccuracy in any application for any Gateway Policy. There are no pending claims with respect to any Gateway Policy and, to the Best Knowledge of management of Financial Holdings, there are currently no conditions, and there has been no occurrence of any event, that is reasonably likely to form the basis for any such claim.
     3.16. Loans, Accounts, Notes and Other Receivables.
     (a) All loans, accounts, notes and other receivables reflected as assets on Financial Holdings’ or Gateway Bank’s books and records (i) have resulted from bona fide business transactions in the ordinary course of Financial Holdings’ or Gateway Bank’s operations; (ii) in all material respects were made in accordance with Financial Holdings’ or Gateway Bank’s customary loan policies and procedures; and (iii) are owned by Financial Holdings or Gateway Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements, or other exceptions to title or to the ownership or collection rights of any other person or entity (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).
     (b) All records of Financial Holdings and Gateway Bank regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects. With respect to each loan which Gateway Bank’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable liens on all such Loan Collateral having the priority described in Gateway Bank’s records of such loan.
     (c) Each loan reflected as an asset on Financial Holdings’ or Gateway Bank’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.
     (d) To the Best Knowledge of management of Financial Holdings, each of Financial Holdings’ or Gateway Bank’s loans and other extensions of credit (with the exception of those loans and extensions of credit which Gateway Bank has designated as special assets or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such assets or any obligors or Loan Collateral therefor) is collectible in the ordinary course of Financial Holdings’ or Gateway Bank’s business in an amount which is not less than the amount at which it is carried on Financial Holdings’ or Gateway Bank’s books and records.
     (e) Gateway Bank’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the Federal Reserve and, in the best judgment of management of Gateway Bank, is reasonable in view of the size and character of Gateway Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Gateway Bank’s loan portfolios and other real estate owned.
     3.17. Securities Portfolio and Investments. All securities owned by Gateway Bank are held free and clear of all mortgages, liens, pledges, encumbrances, or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of Gateway Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Gateway Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Gateway Bank has “sold” securities under agreement to repurchase, Gateway Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by Gateway Bank, as the case may be, which is secured by such collateral.
     Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since September 30, 2006, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of Gateway Bank’s securities portfolio as a whole.

     3.18. Obstacles to Regulatory Approval or Tax Treatment. To the Best Knowledge of management of Financial Holdings, there exists no fact or condition (including Gateway Bank’s record of compliance with the Community Reinvestment Act) relating to Gateway Bank or Financial Holdings that may reasonably be expected to (i) prevent or materially impede or delay Gateway Bank, Financial Holdings or Bank of Richmond from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code. If any such fact or condition becomes known to Financial Holdings, Financial Holdings shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to Bank of Richmond in writing.
     3.19. Disclosure. To the Best Knowledge of management of Financial Holdings, no written statement, certificate, schedule, list, or other written information furnished by or on behalf of Gateway Bank or Financial Holdings to Bank of Richmond in connection with this Agreement and the transactions described herein, when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
ARTICLE IV
COVENANTS OF BANK OF RICHMOND
     4.01. Affirmative Covenants of Bank of Richmond. Bank of Richmond hereby covenants and agrees as follows with Financial Holdings:
     (a) “Affiliates” of Bank of Richmond. Bank of Richmond will use its best efforts to cause each person who is an Affiliate of Bank of Richmond (as defined in Paragraph 2.30 above) to execute and deliver to Financial Holdings at least five (5) days prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of Financial Holdings Common Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates’ Agreement shall be in form and content reasonably satisfactory to Financial Holdings. Certificates for the shares of Financial Holdings Common Stock issued to Affiliates of Bank of Richmond shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates’ Agreement) with respect to the restrictions applicable to such shares. Such restrictions shall be imposed on the Financial Holdings Common Stock to be issued to affiliates of the Bank of Richmond, however, only to the extent necessary to meet the minimum requirements of any applicable federal or state rules or regulations.
     (b) Bank of Richmond Shareholders Meeting. Bank of Richmond agrees to cause its annual meeting of its shareholders (the “Bank of Richmond Shareholders Meeting”) to consider the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the Bank of Richmond Shareholders Meeting (including the solicitation of proxies), Bank of Richmond will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.
     (c) Conduct of Business Prior to Effective Time. While the parties recognize that the operation of Bank of Richmond until the Effective Time is the responsibility of Bank of Richmond’s Board of Directors and officers, Bank of Richmond agrees that, between the date of this Agreement and the Effective Time, and except as prohibited by law or otherwise provided herein or expressly agreed to in writing by Financial Holdings’ President, Bank of Richmond will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, Bank of Richmond agrees that it will:
          (i) use its reasonable best efforts to preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;
          (ii) use its reasonable best efforts to maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

          (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;
          (iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;
          (v) not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;
          (vi) continue to maintain in force insurance such as is described in Paragraph 2.25 hereof; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and,
          (vii) promptly provide to Financial Holdings such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, employees or operations, as Financial Holdings reasonably shall request.
     (d) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, Bank of Richmond will deliver to Financial Holdings, as soon as each is available or within the time frames set forth below:
          (i) an income statement and a statement of condition after each month end (including branch Cost Center detail, DDA Trial Balance, SAV Trial Balance and COD Trial Balance);
          (ii) a copy of all interim financial statements after each quarter end;
          (iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Regulatory Authority simultaneous with the filing or making thereof;
          (iv) information regarding each new extension of credit in excess of $500,000 (other than a loan secured by a first lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value of 80% or less) within ten business days after each calendar month end;
          (v) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within twenty-one days after each calendar quarter end;
          (vi) an analysis and assessment of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within twenty-one days after each calendar month end; and,
          (vii) the following information with respect to loans and other extensions of credit (such assets being referred to in this Agreement as “Loans”) as of, and within twenty-one days following, each calendar month end:
     (A) a list of Loans past due for 30 days or more as to principal or interest;
     (B) a list of Loans in nonaccrual status;
     (C) a list of all Loans without principal reduction for a period of longer than one year;
     (D) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

     (E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and
     (F) a list of any actual or threatened litigation by or against Bank of Richmond, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation.
     (e) Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, Bank of Richmond promptly will notify Financial Holdings in writing of and provide to Financial Holdings such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of Bank of Richmond herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of Bank of Richmond’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03 below.
     (f) Accruals for Loan Loss Reserve and Expenses. Bank of Richmond will cooperate with Financial Holdings and will make such appropriate accounting entries in its books and records and take such other actions as Bank of Richmond shall, in its sole discretion, deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to Bank of Richmond’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the transactions described in this Agreement; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by Bank of Richmond and Financial Holdings, Bank of Richmond shall not be required to make any such accounting entries until immediately prior to the Closing.
     (g) Consents to Assignment of Leases. Bank of Richmond will use its best efforts to obtain any required consents of its lessors to the assignment to Financial Holdings of Bank of Richmond’s rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by Financial Holdings.
     (h) Access. Bank of Richmond agrees that, following the date of this Agreement and to and including the Effective Time, it will provide Financial Holdings and its employees, accountants, legal counsel, environmental consultants or other representatives access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel and consultants, as Financial Holdings shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of Financial Holdings shall be performed in such a manner as will not interfere unreasonably with Bank of Richmond’s normal operations or with their relationships with their customers or employees, and shall be conducted in accordance with procedures established by the parties.
     (i) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, Bank of Richmond will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give Financial Holdings notice of any material changes in the pricing of its deposit accounts.
     (j) Further Action; Instruments of Transfer, Etc. Bank of Richmond covenants and agrees with Financial Holdings that it (i) will use its reasonable best efforts in good faith to take or cause to be taken all action reasonably required of it hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Financial Holdings all documents or instruments reasonably required herein or as otherwise shall be reasonably necessary or useful to or reasonably requested by either of them in consummating such transactions, and, (iii) will cooperate with Financial

Holdings in every reasonable way in carrying out, and will pursue diligently the expeditious completion of, such transactions.
     4.02. Negative Covenants of Bank of Richmond. Bank of Richmond hereby covenants and agrees that, between the date hereof and the Effective Time, neither Bank of Richmond nor any of its subsidiaries will do any of the following things or take any of the following actions without the prior written consent and authorization of Financial Holdings’ President:
     (a) Amendments to Articles of Incorporation or Bylaws. Bank of Richmond will not amend its Articles of Incorporation or Bylaws.
     (b) Change in Capital Stock. Bank of Richmond will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or (ii) issue (including any issuance of shares pursuant to a stock dividend or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything contained herein to the contrary, Bank of Richmond shall be permitted to issue shares of Bank of Richmond Common Stock upon the exercise of stock options that are outstanding as of the date of this Agreement.
     (c) Options, Warrants, and Rights. Bank of Richmond will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.
     (d) Dividends. Bank of Richmond will not declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.
     (e) Employment, Benefit, or Retirement Agreements or Plans. Except as required by law, Bank of Richmond will not: (i) (except for regularly scheduled salary adjustments of a non-executive officer or employee in the normal course of business in any event not to exceed five percent (5%) of such employee’s current base salary) enter into or become bound by any contract, agreement, or commitment for the employment or compensation of any officer, employee, or consultant which is not immediately terminable by Bank of Richmond without cost or other liability on no more than thirty (30) days notice; (ii) adopt, enter into, or become bound by any new or additional profit-sharing, bonus, incentive, change in control, “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life, or other), or similar contract, agreement, commitment, understanding, plan, or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees, or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.
     (f) Accounting Practices. Bank of Richmond will not make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).
     (g) Changes in Business Practices. Except as may be required by Regulatory Authorities (including but not limited to the Comptroller) or any other governmental or other regulatory agency, or as shall be required by applicable law, regulation, or this Agreement, Bank of Richmond will not (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii) discontinue any material portion or line of its business; or (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies.
     (h) Acquisition or Disposition of Assets. Bank of Richmond will not:
          (i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real estate in any amount other than real estate owned;

          (ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $100,000 in the aggregate for all such items or assets;
          (iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;
          (iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $100,000 in the aggregate for all such items or assets;
          (v) Enter into any purchase or other commitment or contract for supplies or services which obligates Bank of Richmond for a period longer than one hundred and eighty (180) days;
          (vi) Except in the ordinary course of its business consistent with its past practices and only after first providing Financial Holdings the opportunity to participate, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; provided, however, Bank of Richmond may modify or adjust participation levels for existing loan participations, which have been Previously Disclosed; or
          (vii) Except in the ordinary course of its business consistent with its past practices, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Bank of Richmond or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.
     (i) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, Bank of Richmond will not (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to the borrowing of money; (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity; or (iii) incur any other liability or obligation (absolute or contingent).
     (j) Liens; Encumbrances. Bank of Richmond will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to Financial Holdings, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).
     (k) Waiver of Rights. Bank of Richmond will not waive, release or compromise any rights in its favor against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders, nor will Bank of Richmond waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.
     (l) Other Contracts. Bank of Richmond will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions exceeding the budgeted amounts; (ii) with any governmental agency or Regulatory Authority; (iii) pursuant to which Bank of Richmond would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit Bank of

Richmond to make expenditures over any period of time of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Bank of Richmond’s lending operations).
     (m) Aggregate Deposit Liabilities. Bank of Richmond will not take any actions designed to materially increase or decrease the aggregate level of its deposits from that contemplated in the fiscal year 2007 budget provided to Financial Holdings.
     (n) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, Bank of Richmond will not bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.
ARTICLE V
COVENANTS OF FINANCIAL HOLDINGS
     5.01. Affirmative Covenants of Financial Holdings. Financial Holdings hereby covenants and agrees as follows with Bank of Richmond:
     (a) Financial Holdings Shareholders Meeting. Financial Holdings agrees to cause its annual meeting of its shareholders (the “Financial Holdings Shareholders Meeting”) to consider the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the Financial Holdings Shareholders Meeting (including the solicitation of proxies), Financial Holdings will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.
     (b) Access. Financial Holdings agrees that, following the date of this Agreement and to and including the Effective Time, it will provide Bank of Richmond and its employees, accountants, legal counsel, environmental consultants or other representatives access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, legal counsel and consultants, as Bank of Richmond shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by or on behalf of Bank of Richmond shall be performed in such a manner as will not interfere unreasonably with Financial Holdings’ normal operations or with its relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties; and, provided further, that Bank of Richmond shall not have any right of access to Financial Holdings’ personnel files and records.
     (c) Further Action; Instruments of Transfer. Financial Holdings covenants and agrees with Bank of Richmond that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date; (ii) shall perform all acts and execute and deliver to Bank of Richmond all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by Bank of Richmond, in consummating such transactions; (iii) will cooperate with Bank of Richmond in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions; and, (iv) shall take such corporate action as is necessary to authorize the issuance of additional shares of Financial Holdings Common Stock as necessary to complete the Merger.
     (d) Employment of Other Bank of Richmond Employees. In the case of employees of Bank of Richmond other than those employees of Bank of Richmond that are party to an employment agreement as provided in Paragraph 5.01(g) (“Bank of Richmond Employees”), and provided they remain employed by Bank of Richmond at the Effective Time, Financial Holdings will attempt in good faith to locate positions with Gateway Bank for which employment may be offered, and Gateway Bank will offer employment to as many of those employees as Financial Holdings, in its discretion, considers to be feasible. For those employees to whom employment is offered, Financial Holdings shall use its best efforts to provide them with the net difference in salary comparable to the difference between their cost for participation in the Bank of Richmond medical plan and the cost for participation in the Gateway Bank medical plan. However, notwithstanding anything contained in this Agreement to the contrary, Financial Holdings shall not have any obligation to employ or provide employment to any Bank of Richmond Employee or to any particular number of such employees. Any employment so offered to a Bank of Richmond

Employee shall be in such a position, at such location within Gateway Bank’s branch system, and for such rate of compensation, as Financial Holdings shall determine in its sole discretion. Each such person’s employment shall be on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Financial Holdings to employ any such person for any specific period of time or in any specific position or to restrict Financial Holdings’ right to terminate the employment of any such person at any time and for any reason satisfactory to it. The Bank of Richmond Employees listed on Schedule 5.01(d) attached hereto shall receive the payments listed thereon if they continue their employment with Bank of Richmond until the Closing or the date of processing conversion whichever is deemed necessary and if they are not offered employment by Financial Holdings at the Effective Time. Any other Bank of Richmond Employee who is not offered employment by Financial Holdings at the Effective Time (“Non-Continuing Employee”), will be paid one (1) week’s salary for each full year of credited service with Bank of Richmond by the Non-Continuing Employee, with a minimum of four (4) weeks salary for each such Non-Continuing Employee.
     (e) Employee Benefits. Following the Effective Time, except as otherwise provided in this Agreement, any employee of Bank of Richmond who becomes an employee of Gateway Bank (a “New Employee”) shall be entitled to receive all employee benefits and to participate in all benefit plans provided by Gateway Bank on the same basis (including cost) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Gateway Bank, except that New Employees shall be immediately eligible to participate in all benefit plans. Each New Employee shall be given credit for his or her full years of credited service with Bank of Richmond for purposes of, including but not limited to: (i) eligibility for participation and vesting in Gateway Bank’s Section 401(k) savings plan; and (ii) for all purposes under Gateway Bank’s other benefit plans (including entitlement to vacation and sick leave). A New Employee’s participation will be without regard to pre-existing condition requirements under Gateway Bank’s health insurance plan, provided that any such pre-existing condition was covered under Bank of Richmond’s health insurance plan(s) at the effective date of coverage under Gateway Bank’s health insurance plan and the New Employee provides evidence of such previous coverage in a form satisfactory to Gateway Bank’s health insurance carrier.
     (f) Board of Directors. In accordance with the provisions of Paragraph 1.06 hereof, at the Effective Time, Financial Holdings will cause a director in office as a director of Bank of Richmond at the Effective Time, as selected by the Bank of Richmond and acceptable to Financial Holdings, in its sole discretion, to be appointed a director of Financial Holdings and Gateway Bank (the “Richmond Director”). The Richmond Director’s continued service as a director of Financial Holdings and Gateway Bank will be subject to the normal nomination and election processes. Each member of the Board of Directors of Bank of Richmond serving at the Effective Time who will not serve as the Richmond Director shall either: (i) be appointed by Financial Holdings, in its sole discretion, to serve on the advisory board of Gateway Bank for the Bank of Richmond region of Virginia (“Advisory Director”); or (ii) be paid a lump sum of $10,000. Provided any such Advisory Director does not serve as a director, officer, employee or consultant to an entity reasonably deemed to compete with Gateway Bank, each such Advisory Director shall be entitled to receive from Gateway Bank, for the five years following the Effective Time, fees in an amount equal to $150 per month, paid in monthly installments. Following expiration of this five-year period, any Advisory Director who elects to continue as an advisory board member shall be compensated in the same manner as other advisory board members of Gateway Bank. For purposes of this Agreement, Advisory Directors and the Richmond Director are referred to herein as the Continuing Directors.
     (g) Employment and Severance Agreements. Provided he remains employed by Bank of Richmond at the Effective Time in his current position, Financial Holdings shall enter into an employment agreement with Rex L. Smith III and Mr. Smith shall execute a termination agreement and release with Bank of Richmond, which shall contain substantially the same terms and conditions and be in substantially the same forms as attached as Exhibit 5.01(g) to this Agreement. Provided they remain employed by Bank of Richmond at the Effective Time in their current positions, Financial Holdings shall enter into severance agreements with Matthew D. White and Larry Ashworth, which shall contain substantially the same terms and conditions and be in substantially the same form as attached as Exhibit 5.01(g) to this Agreement. Financial Holdings shall honor the terms and provisions of the severance agreements with the remaining four executive officers, which have been Previously Disclosed to Financial Holdings.

     (h) Bank of Richmond Division. Subject to the approval of the Commissioner, for a period of at least two years and up to five years from the Effective Time, Financial Holdings agrees to operate a division under the name “The Bank of Richmond, a division of Gateway Bank &Trust Co.”
     (i) “Blue Sky” Approvals. Financial Holdings shall use its best efforts to take all actions, if any, required by applicable state securities or “blue sky” laws (i) to cause the Financial Holdings Common Stock issued at the Effective Time, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied; and (ii) to obtain any and all other approvals or consents to the issuance of the Financial Holdings Common Stock that are required under state or federal law.
     (j) Available Funds. By Closing, Financial Holdings will have transferred to its Exchange Agent the funds necessary to satisfy its cash obligations under Article I of this Agreement.
     (k) NASDAQ Notification. By the date which is 15 days prior to the Effective Time, Financial Holdings shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on Nasdaq of the shares of Financial Holdings Common Stock to be issued to Bank of Richmond’s shareholders as Stock Consideration pursuant to the Merger.
     5.02. Negative Covenants of Financial Holdings. Financial Holdings hereby covenants and agrees that, between the date hereof and the Effective Time, Financial Holdings will not do any of the following things or take any of the following actions without the prior written consent and authorization of Bank of Richmond:
     (a) Amendments to Articles of Incorporation or Bylaws. Financial Holdings will not amend its Articles of Incorporation or Bylaws (other than to increase the authorized number of directors).
     (b) Change In Capital Stock. Financial Holdings will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities; or (ii) purchase, redeem, retire, reclassify, combine, or split any shares of its capital stock or other securities or enter into any agreement or understanding with respect to any such action.
     (c) Options, Warrants, and Rights. Other than the grant of stock options pursuant to the Financial Holdings Stock Option Plans, Financial Holdings will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.
     (d) Accounting Practices. Neither Gateway Bank nor Financial Holdings will make any changes in its accounting methods, practices, or procedures or in depreciation or amortization policies, schedules, or rates heretofore applied (except as required by GAAP or governmental regulations).
     (e) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner, the SEC, the Federal Reserve, or any other governmental agency or other Regulatory Authority or as shall be required by applicable law, regulation, or this Agreement, neither Gateway Bank nor Financial Holdings will (i) change in any material respect the nature of its business or the manner in which it conducts its business; (ii) discontinue any material portion or line of its business; or (iii) change in any material respect its lending, investment, asset-liability management, or other material banking or business policies.
ARTICLE VI
MUTUAL AGREEMENTS
     6.01. Registration Statement; Proxy Statement/Prospectus; Recommendation.
     (a) Registration Statement. As soon as practicable following the execution of this Agreement, Financial Holdings and Bank of Richmond shall in consultation with each other prepare, and Financial Holdings shall file with the SEC, a registration statement on Form S-4 (or on such other form as Financial Holdings shall determine to be appropriate) (the “Registration Statement”) covering the Financial Holdings Common Stock to be issued to shareholders of Bank of Richmond pursuant to this Agreement, and will use their respective reasonable best efforts in good faith to see that the Registration Statement is declared effective by the SEC under the 1933 Act. Additionally, Financial Holdings and Bank of Richmond shall in consultation with each other take all such other actions, if any, as shall be required by applicable state securities or “blue sky” laws (i) to cause the Financial Holdings Common Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents to the issuance of such stock.
     (b) Preparation and Distribution of Joint Proxy Statement/Prospectus. Financial Holdings and Bank of Richmond jointly will prepare a “Proxy Statement/Prospectus” for distribution to both Bank of Richmond’s and Financial Holdings’ shareholders as the proxy statement relating to their solicitation of proxies for use at the Bank of Richmond Shareholder Meeting, the Financial Holdings Shareholder Meeting, and as Financial Holdings’ prospectus relating to the offer and distribution of Financial Holdings Common Stock as described herein. The Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the Bank of Richmond Shareholder Meeting, the Financial Holdings Shareholders Meeting, this Agreement, the parties hereto, and the transactions described or contemplated herein as is required by applicable law and regulations of the SEC applicable to Financial Holdings and of the Comptroller applicable to Bank of Richmond and otherwise as shall be agreed upon by Bank of Richmond and Financial Holdings. Financial Holdings shall include the Proxy Statement/Prospectus as the prospectus in the Registration Statement. Bank of Richmond shall cause the Proxy Statement/Prospectus to be filed with the Comptroller for review; and each party hereto will cooperate with the other in good faith and will use its respective reasonable best efforts in good faith to respond to any comments of the Comptroller or the SEC thereon.
     Bank of Richmond and Financial Holdings will each mail the Proxy Statement/Prospectus to its respective shareholders as soon as practicable following the date on which it is cleared by the Comptroller and the Registration Statement is declared effective by the SEC.
     (c) Recommendation of Bank of Richmond’s and Financial Holdings’ Boards of Directors. Unless, due to a material change in circumstances or for any other reason, either Bank of Richmond’s or Financial Holdings’ Board of Directors reasonably believes, based on a written opinion of outside counsel, that such a recommendation would violate the directors’ duties or obligations as such to Bank of Richmond, Financial Holdings, or to their respective shareholders under applicable law, a majority of Bank of Richmond’s and Financial Holdings’ Boards of Directors will recommend to and actively encourage their respective shareholders to vote their shares of Bank of Richmond Common Stock at the Bank of Richmond Shareholder Meeting and Financial Holdings Common Stock at the Financial Holdings Shareholders Meeting to approve and adopt this Agreement and the Merger, and the Proxy Statement/Prospectus mailed to Bank of Richmond’s and Financial Holdings’ shareholders will so indicate and state that Bank of Richmond’s and Financial Holdings’ Boards of Directors considers the Merger to be advisable and in the best interests of Bank of Richmond, Financial Holdings and their respective shareholders.
     6.02. Regulatory Approvals. Promptly following the date of this Agreement, Financial Holdings and Bank of Richmond each shall use their respective reasonable best efforts in good faith to (i) prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications to the Federal Reserve, and to any other applicable federal or state banking, securities, or other regulatory authority as may be required), and (ii) obtain all necessary regulatory approvals required for consummation of the transactions described herein. Before the filing thereof, each party to this Agreement (and its counsel) shall have the right to review and comment on the form and content of any such application to be filed by the other party. Should the appearance of any of the officers, directors, employees, or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

     6.03. Information for Proxy Statement/Prospectus and Regulatory Approvals. Financial Holdings and Bank of Richmond each agrees to respond promptly, and to use its reasonable best efforts to cause its directors, officers, counsel, accountants, and affiliates to respond promptly to requests by any other party or its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus and the Registration Statement. Financial Holdings and Bank of Richmond each hereby covenants that none of the information provided by it for inclusion in such documents and applications will, at the time of mailing of those materials to their respective shareholders, or at the time of receipt of any such required approval of a Regulatory Authority, as the case may be, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.
     6.04. Expenses. Subject to the provisions of Paragraph 8.03 and 10.16, whether or not this Agreement shall be terminated or the Merger shall be consummated, Bank of Richmond and Financial Holdings each shall pay its own legal, accounting, and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation all accounting fees, legal fees, consulting and advisory fees, filing fees, printing costs, and travel expenses). All costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid by Bank of Richmond and Financial Holdings in the proportion that their respective number of shareholders bears to the combined number of shareholders of Bank of Richmond and Financial Holdings.
     6.05. Confidentiality. Financial Holdings and Bank of Richmond agree that each will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.05), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC, Comptroller or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. Financial Holdings and Bank of Richmond shall cause their respective subsidiaries and affiliates, and all of their respective officers, directors, employees and agents to comply with the provisions of this Paragraph 6.05.
     In the event this Agreement is terminated for any reason, each party hereto immediately shall return to the other party all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them or their Subsidiaries or affiliates during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other parties.
     The parties’ obligations of confidentiality under this Paragraph 6.05 shall survive and remain in effect following any termination of this Agreement.
     6.06. Real Property Matters.
     (a) Financial Holdings, at its own option or expense, may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Bank of Richmond Real Property and improvements thereon (the “Property Examination”); and (ii) site inspections, historic reviews, regulatory analyses, and Phase 1 environmental assessments of the Bank of Richmond Real Property, together with such other studies, testing and intrusive sampling and analyses as Financial Holdings shall deem necessary or desirable (the “Environmental Survey”).
     (b) If, in the course of the Property Examination or Environmental Survey, Financial Holdings discovers a “Material Defect” (as defined below) with respect to the Bank of Richmond Real Property, Financial Holdings will give prompt written notice thereof to Bank of Richmond describing the facts or conditions constituting the Material Defect, and Financial Holdings shall have the option, exercisable upon written notice to Bank of Richmond, to either (i) waive the Material Defect; or (ii) terminate this Agreement.
     (c) For purposes of this Agreement, a “Material Defect” shall include:
          (i) the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant, or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a breach of Bank of Richmond’s representations and warranties contained in Paragraph 2.15 or 2.20, in either such case that Financial Holdings reasonably believes will affect its use of any parcel of the Bank of Richmond Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Bank of Richmond Real Property, or as to which Financial Holdings otherwise objects; or
          (ii) the existence of any structural defects or conditions of disrepair in the improvements on the Bank of Richmond Real Property (including any equipment, fixtures or other components related thereto) that Financial Holdings reasonably believes would cost an aggregate of $500,000 or more to repair, remove or correct as to all such Bank of Richmond Real Property; or
          (iii) the existence of facts or circumstances relating to any of the Bank of Richmond Real Property reflecting that (A) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance (as such term is defined in Paragraph 2.20(a)(ii) hereof) on, from, under, at, or relating to the Bank of Richmond Real Property; or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Bank of Richmond Real Property which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between Bank of Richmond and any other person or entity, as to which, in either such case, Financial Holdings reasonably believes, based on the advice of legal counsel or other consultants, that Bank of Richmond could become responsible or liable, or that Bank of Richmond could become responsible or liable following the Effective Time for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which Bank of Richmond could incur, or for which Bank of Richmond could become responsible or liable, following consummation of the Merger at any time or over any period of time could equal or exceed an aggregate of $500,000 or more as to all such Bank of Richmond Real Property.
     6.07. Treatment of Bank of Richmond Stock Options.
     (a) Bank of Richmond will obtain from each person who submits a Surrendered Option, and will deliver to Financial Holdings at the Closing, a written agreement in a form specified by Financial Holdings agreeing to the surrender of such person’s Bank of Richmond Stock Option upon payment of the amount described in Paragraph 1.05(l).
     (b) Financial Holdings and Bank of Richmond agree that, as of the Effective Time, Financial Holdings shall assume the Bank of Richmond stock option plans and all Bank of Richmond Stock Options that are not Surrendered Options shall be assumed by Financial Holdings on their then current terms and conditions and be converted into options to purchase shares of Financial Holdings Common Stock, such conversion to be made such that following the Effective Time, each Bank of Richmond Stock Option will represent an option to purchase a number of shares of Financial Holdings Common Stock equal to the Exchange Ratio for every one (1) share of Bank of Richmond Common Stock covered by such Bank of Richmond Stock Option prior to the Effective Time with an appropriate adjustment to the exercise price for such Bank of Richmond Stock Option. In addition, each Bank of Richmond Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a)

of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Financial Holdings and Bank of Richmond shall take all necessary steps to effectuate the foregoing provisions of this Paragraph 6.07(b), including appropriate amendments to the Bank of Richmond option plans, if necessary.
     (c) At or prior to the Effective Time, Financial Holdings shall take all corporate action necessary to reserve for issuance sufficient shares of Financial Holdings Common Stock for delivery upon exercise of the Bank of Richmond Stock Options assumed by it in accordance with this Paragraph 6.07. As soon as practicable after the Effective Time, Financial Holdings shall file a registration statement on Form S-8 (or any successor or other appropriate form), with respect to the shares of Financial Holdings Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.
     6.08. Tax Opinion. Financial Holdings and Bank of Richmond agree to use their best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to obtain from Maupin Taylor, P.A. a written opinion (the “Tax Opinion”), addressed jointly to the Boards of Directors of Financial Holdings and Bank of Richmond, to the foregoing effect. Each further agrees that it will not intentionally take any action that would cause the Merger to fail to so qualify.
     6.09. Directors’ and Officers’ Liability Insurance. At the option of Bank of Richmond, Bank of Richmond may obtain or require Financial Holdings to obtain and maintain, in effect for three years from the Closing Date, the current directors’ and officers’ liability insurance policies maintained by Bank of Richmond or substitute policies or “tail” coverage of at least the same coverage containing terms and conditions that are not, taken as a whole, materially less favorable to the insured with respect to matters occurring prior to the Effective Time. Such insurance shall cover all persons and entities who are currently covered by Bank of Richmond’s existing directors’ and officers’ liability policy (including all existing directors and officers of Bank of Richmond) and shall include coverage for matters occurring prior to the Effective Time.
     For a period of six (6) years after the Closing Date, Financial Holdings shall indemnify, defend and hold harmless each person entitled to indemnification from Bank of Richmond (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in Bank of Richmond Certificate of Incorporation and Bylaws, in each as in effect as of the date hereof.
     After the Closing Date, directors, officers and employees of Bank of Richmond, except for the indemnification rights provided for in the subparagraph above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Financial Holdings and its subsidiaries would be entitled under the Certificate of Incorporation and Bylaws of Financial Holdings or the particular subsidiary for which they are serving as officers, directors or employees and under such directors; and officers’ liability insurance policy as Financial Holdings may then make available to officers, directors and employees of Financial Holdings and its subsidiaries.
ARTICLE VII
CONDITIONS PRECEDENT TO MERGER
     7.01. Conditions to All Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:
     (a) Approval by Governmental or Regulatory Authorities; No Disadvantageous Conditions. (i) The Merger and the other transactions described herein shall have been approved, to the extent required by law, by the Federal Reserve and by all other governmental agencies or Regulatory Authorities having jurisdiction over such transaction, (ii) no governmental agency or Regulatory Authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Financial Holdings or Bank of Richmond to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement as to render it inadvisable for such party to consummate the transactions contemplated herein; (iii) all waiting periods required following necessary approvals by governmental agencies or Regulatory Authorities shall have expired, and, in the case of any waiting period imposed by law or regulation following approval by the Federal Reserve, or other governmental agency or Regulatory Authority, no unwithdrawn objection to the transactions contemplated herein shall have been raised by the U.S. Department of Justice; and (iv) all other consents, approvals, and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.
     (b) Effectiveness of Registration Statement, Compliance with Securities and Other “Blue Sky” Requirements. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. Financial Holdings shall have taken all such actions, if any, as required by applicable state securities laws (i) to cause the Financial Holdings Common Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws; (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied; and (iii) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.
     (c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree, or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction; (ii) any pending or threatened investigation of the Merger or any of such other transactions contemplated herein by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transactions; or (iii) any suit, action, or proceeding by any person (including any governmental, administrative, or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Bank of Richmond, Financial Holdings, or Gateway Bank from consummating the transactions contemplated herein or carrying out any of the terms or provisions of this Agreement; or (iv) any other suit, claim, action, or proceeding pending or threatened against Bank of Richmond, Financial Holdings, or Gateway Bank or any of their officers or directors which shall reasonably be considered by Bank of Richmond or Financial Holdings to be materially burdensome in relation to the proposed transactions or materially adverse in relation to the financial condition of such corporation, and which has not been dismissed, terminated, or resolved to the satisfaction of all parties hereto within ninety (90) days of the institution or threat thereof.
     (d) Approval by Boards of Directors and Shareholders. The Boards of Directors of Bank of Richmond and Financial Holdings shall have duly approved and adopted this Agreement by appropriate resolutions and the shareholders of Bank of Richmond and Financial Holdings shall have duly approved, ratified, and confirmed this Agreement and the transactions contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.
     (e) Fairness Opinions.
          (i) Financial Holdings shall have received from Ryan Beck & Co., Inc. a written opinion (the “Financial Holdings Fairness Opinion”) to the effect that payment of the Merger Consideration is fair, from a financial point of view, to Financial Holdings and its shareholders as of the date of approval of this Agreement by its Board of Directors.
          (ii) Bank of Richmond shall have received from Keefe, Bruyette & Woods, Inc. a written opinion (the “Bank of Richmond Fairness Opinion”) to the effect that the Merger Consideration received by Bank of Richmond’s shareholders is fair, from a financial point of view, to Bank of Richmond and its shareholders as of the date of approval of this Agreement by its Board of Directors.
     (f) Tax Opinion. Financial Holdings and Bank of Richmond shall have received the Tax Opinion from Maupin Taylor, P.A. in form satisfactory to each of them.

     (g) Listing of Financial Holdings’ Stock. The Stock Consideration shall have been approved for inclusion in the Nasdaq Global Market effective as of the Effective Time.
     (h) No Termination or Abandonment. This Agreement shall not have been terminated by any party hereto.
     (i) Articles of Merger; Other Actions. Articles of Merger filing the Plan of Merger as described in Paragraph 1.07 of this Agreement pertaining to the Merger shall have been duly executed by Financial Holdings and filed with the North Carolina Secretary of State as provided in that Paragraph.
     7.02. Additional Conditions to Bank of Richmond’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Bank of Richmond’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:
     (a) Material Adverse Change. There shall not have been any material adverse change in the financial condition or results of operations of Gateway Bank or Financial Holdings, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.
     (b) Compliance with Laws. Financial Holdings shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on the financial condition or results of operations of Financial Holdings.
     (c) Financial Holdings’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Bank of Richmond as provided in Paragraph 10.02 below, each of the representations and warranties of Financial Holdings contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to the financial condition and results of operations of Financial Holdings; and (ii) as otherwise contemplated by this Agreement; and Financial Holdings shall have performed in all material respects all of its respective obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.
     Bank of Richmond shall have received a certificate dated as of the Closing Date and executed by Financial Holdings’ President and Chief Financial Officer to the foregoing effect and as to any other matter as Bank of Richmond may reasonably request.
     (d) Legal Opinion of Financial Holdings’s Counsel. Bank of Richmond shall have received from Financial Holdings’ counsel, Maupin Taylor, P.A., Raleigh, North Carolina, a written opinion, dated as of the Closing Date and in form and substance reasonably satisfactory to Bank of Richmond.
     (e) Other Documents and Information from Financial Holdings. Financial Holdings shall have provided to Bank of Richmond correct and complete copies of their respective Bylaws, Articles of Incorporation, and board and shareholder resolutions (all certified by their respective secretaries), together with a certificate of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Bank of Richmond or its counsel.
     (f) Acceptance by Bank of Richmond’s Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Bank of Richmond’s legal counsel, Executive Counsel, PLC, Richmond, Virginia.
     7.03. Additional Conditions to Financial Holdings’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, Financial Holdings’ obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:
     (a) Material Adverse Change. There shall not have been any material adverse change in the financial condition or results of operations of Bank of Richmond, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, is reasonably likely to cause, create, or result in any such material adverse change.
     (b) Compliance with Laws. Bank of Richmond shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation is reasonably likely to have a material adverse effect on the financial condition or results of operations of Bank of Richmond.
     (c) Bank of Richmond’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Financial Holdings as provided in Paragraph 10.02 below, each of the representations and warranties of Bank of Richmond contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall remain true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material or adverse to the financial condition or results of operations of Bank of Richmond; and (ii) as otherwise contemplated by this Agreement; and Bank of Richmond shall have performed in all material respects all its obligations, covenants, and agreements hereunder to be performed by it on or before the Closing Date.
     Financial Holdings shall have received a certificate dated as of the Closing Date and executed by Bank of Richmond’s President and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by Financial Holdings.
     (d) Legal Opinion of Bank of Richmond’s Counsel. Financial Holdings shall have received from Bank of Richmond’s counsel, Executive Counsel, PLC, Richmond, Virginia, a written opinion, dated as of the Closing Date and in the form and substance reasonably satisfactory to Financial Holdings.
     (e) Other Documents and Information from Bank of Richmond. Bank of Richmond shall have provided to Financial Holdings correct and complete copies of its Articles of Incorporation, Bylaws, and board and shareholder resolutions (all certified by Bank of Richmond’s Secretary), together with certificates of the incumbency of Bank of Richmond’s officers and such other closing documents and information as may be reasonably requested by Financial Holdings or its counsel.
     (f) Acceptance by Financial Holdings’ Counsel. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Financial Holdings’ legal counsel, Maupin Taylor, P.A., Raleigh, North Carolina.
     (g) Affiliates’ Agreements. Financial Holdings shall have received an Affiliates Agreement executed by each person who is an Affiliate of Bank of Richmond (as defined in Paragraph 2.30 above) at least five (5) days prior to the Closing in form and content reasonably satisfactory to Financial Holdings.
     (h) Option Plan Matters. Bank of Richmond shall have delivered to Financial Holdings the written agreement of each holder submitting a Surrendered Option, as required by Paragraph 6.07(a).
     (i) Officer Agreements. Rex L. Smith III shall have entered into the Employment Agreement and Termination Agreement and Release set forth in Paragraph 5.01(g) hereof.
ARTICLE VIII
TERMINATION; BREACH

     8.01. Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Financial Holdings or Bank of Richmond), this Agreement may be terminated by the mutual agreement of Financial Holdings and Bank of Richmond. Upon any such mutual termination, all obligations of Financial Holdings and Bank of Richmond hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.04 above.
     8.02. Unilateral Termination. This Agreement may be terminated by either Financial Holdings or Bank of Richmond (whether before or after approval hereof by Bank of Richmond’s or Financial Holdings’ shareholders) upon written notice to the other party in the manner provided herein and under the circumstances described below.
     (a) Termination by Bank of Richmond. This Agreement may be terminated by Bank of Richmond by action of its Board of Directors:
          (i) if any of the conditions to the obligations of Bank of Richmond set forth in Paragraphs 7.01 and 7.02 shall not have been satisfied in all material respects or effectively waived in writing by Bank of Richmond within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Bank of Richmond to satisfy any of its obligations, covenants or agreements contained herein);
          (ii) if Financial Holdings shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles V or VI herein in any material respect;
          (iii) if Bank of Richmond determines at any time that any of Financial Holdings’ representations or warranties contained in Article III hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person;
          (iv) if, notwithstanding Bank of Richmond’s satisfaction of its obligations under Paragraphs 6.01 and 6.03, Bank of Richmond’s shareholders do not ratify and approve this Agreement and the Merger at the Bank of Richmond Shareholders Meeting; or
          (v) if the Merger shall not have become effective on or before October 31, 2007 or such later date as shall be mutually agreed upon in writing by Bank of Richmond and Financial Holdings.
          However, before Bank of Richmond may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to Financial Holdings in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Bank of Richmond shall not become effective if, within thirty (30) days following the giving of such notice, Financial Holdings shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Bank of Richmond. In the event Financial Holdings cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Bank of Richmond within such notice period, termination of this Agreement by Bank of Richmond thereafter shall be effective upon its giving of written notice thereof to Financial Holdings in the manner provided herein.
     (b) Termination by Financial Holdings. Prior to the Effective Time, this Agreement may be terminated by Financial Holdings:

          (i) if any of the conditions to the obligations of Financial Holdings set forth in Paragraphs 7.01 and 7.03 shall not have been satisfied in all material respects or effectively waived in writing by Financial Holdings within 15 days of receipt of all shareholder and regulatory approvals (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Financial Holdings to satisfy any of its obligations, covenants or agreements contained herein);
          (ii) if Bank of Richmond shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Articles IV or VI herein in any material respect;
          (iii) if Financial Holdings determines that any of Bank of Richmond’s respective representations and warranties contained in Article II hereof or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of any person;
          (iv) if, notwithstanding Financial Holdings’ satisfaction of its obligations contained in Paragraphs 6.01 and 6.03, its shareholders do not ratify and approve this Agreement and approve the Merger at the Financial Holdings Shareholders Meeting, or the Bank of Richmond Shareholders Meeting is not held by June 30, 2007, or such later date as shall be mutually agreed upon in writing by Bank of Richmond and Financial Holdings; or
          (v) if the Merger shall not have become effective on or before October 31, 2007, or such later date as shall be mutually agreed upon in writing by Bank of Richmond and Financial Holdings.
          However, before Financial Holdings may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to Bank of Richmond in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Financial Holdings shall not become effective if, within 30 days following the giving of such notice, Bank of Richmond shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Financial Holdings. In the event Bank of Richmond cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Financial Holdings within such notice period, termination of this Agreement by Financial Holdings thereafter shall be effective upon its giving of written notice thereof to Bank of Richmond in the manner provided herein.
     (c) Termination Due to Price Changes. Prior to the Effective Time, this Agreement may be terminated by Bank of Richmond, if (either before or after the approval of this Agreement by the stockholders of Bank of Richmond) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five (5) day period commencing two (2) business days after the Determination Date, if both of the following conditions are satisfied:
     (i) the Average Closing Price of Financial Holdings Common Stock is less than $11.76 (adjusted as set forth in the last sentence of this Paragraph 8.02(c)); and
     (ii) (x) the number obtained by dividing the Average Closing Price on the Determination Date by the Starting Price (such number being referred to herein as the “Holdings Ratio”) is less than (y) the number obtained by dividing the Index Price on the Determination Date by 3373.42 and subtracting 0.175 from the quotient in this clause (c)(ii)(y) (such number being referred to herein as the “Index Ratio”).
     If Bank of Richmond elects to exercise its termination right pursuant to this Paragraph 8.02(c), it shall give written notice to Financial Holdings within the aforementioned five (5) day period, provided such notice of election to terminate may be withdrawn at any time. During the five (5) day period commencing with its receipt of such notice, Financial Holdings shall have the option of adjusting the Stock Consideration to be received by the holders of Bank of Richmond Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to five decimals) equal to a quotient, the numerator of which is the product of $11.76 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number (rounded to five decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Holdings Ratio. If Financial Holdings makes an election contemplated by the preceding sentence, within such five (5) day period, it shall give prompt written notice to Bank of Richmond of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Paragraph 8.02(c) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Paragraph 8.02(c). For purposes of this Paragraph 8.02(c), the following terms are defined as:
          “Average Closing Price” shall mean the average of the per share closing prices of shares of Financial Holding Common Stock as reported on the NASDAQ Global Market for the ten consecutive full trading days ending on (and including) the Determination Date, expressed in decimal figures carried to five figures.
          “Determination Date” shall mean the tenth trading day prior to the Closing Date.
          “Index Price” on a given date, means the closing price of the NASDAQ Bank Index as reported by Bloomberg, LP (symbol: CBNK).
          “Starting Date” means the date of this Agreement.
          “Starting Price” means $14.26 per share.
          If Financial Holdings declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the Financial Holdings common stock shall be appropriately adjusted for the purposes of applying this Paragraph 8.02(c).
     8.03. Breach; Remedies.
     (a) Except as otherwise provided below, (i) in the event of a breach by Financial Holdings of any of its representations or warranties contained in Article III of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then Bank of Richmond’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(a) or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by Bank of Richmond due to a failure by Financial Holdings to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then Financial Holdings shall be obligated to reimburse Bank of Richmond for up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by Bank of Richmond.
     (b) Likewise, and except as otherwise provided below, (i) in the event of a breach by Bank of Richmond of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then Financial Holdings’ sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02(b), or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by Financial Holdings due to a failure by Bank of Richmond to perform any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then Bank of Richmond shall be obligated to reimburse Financial Holdings for either: (x) up to (but not more than) $150,000 in expenses described in Paragraph 6.04 which actually have been incurred by Financial Holdings; or (y) the amount set forth in Paragraph 10.16 hereof, should the provisions of that Paragraph be applicable.

     (c) Notwithstanding any provision of this Agreement to the contrary, if any party to this Agreement breaches this Agreement by willfully or intentionally failing to perform its obligations under this Agreement or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.04, together with other damages recoverable at law or in equity.
ARTICLE IX
INDEMNIFICATION
     9.01. Indemnification Following Termination of Agreement.
     (a) By Financial Holdings. Financial Holdings agrees that, in the event this Agreement is terminated for any reason and the transactions described in this Agreement are not consummated, it will indemnify, hold harmless and defend Bank of Richmond and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Bank of Richmond:
          (i) in connection with or which arise out of, result from, or are based upon (A) Financial Holdings’ operations or business transactions or its relationship with any of its employees; or (B) Financial Holdings’ failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;
          (ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by Financial Holdings of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Financial Holdings to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,
          (iii) in connection with or which arise out of, result from, or are based upon any information provided by Financial Holdings which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to Financial Holdings’ shareholders and Bank of Richmond’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.
     (b) By Bank of Richmond. Bank of Richmond agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend Financial Holdings and its officers, directors, attorneys and financial advisors from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Financial Holdings:
          (i) in connection with or which arise out of, result from, or are based upon (A) Bank of Richmond’s operations or business transactions or its relationship with any of its employees; (B) Bank of Richmond’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement; or (C) actions, suits, proceedings, injunctions or any other type of legal action brought by shareholders of Bank of Richmond in connection with the Merger;

          (ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by Bank of Richmond of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Bank of Richmond to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,
          (iii) in connection with or which arise out of, result from, or are based upon any information provided by Bank of Richmond which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus, at the time of its mailing to Financial Holdings’ shareholders and Bank of Richmond’s shareholders, to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.
     9.02. Procedure for Claiming Indemnification. If any matter subject to indemnification under this Article IX arises in the form of a claim (herein referred to as a “Third Party Claim”) against Bank of Richmond or Financial Holdings, or their respective successors and assigns, or any of their respective subsidiary corporations, officers, directors, attorneys or financial advisors (collectively, the “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise; or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director, financial advisor or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.01. Survival of Representations, Warranties, Indemnification and Other Agreements.
     (a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements contained in this Agreement shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.
     (b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Paragraph 9.01 shall become effective only in the event this Agreement is terminated and shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 9.01 in the event of or following consummation of the Merger.
     10.02. Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.
     10.03. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time (either before or after its approval by the shareholders of Financial Holdings or the shareholders of Bank of Richmond) by an agreement in writing approved by the Boards of Directors of Bank of Richmond and Financial Holdings executed in the same manner as this Agreement; provided however, that, unless such amendment is approved by Financial Holdings’ shareholders and Bank of Richmond’s shareholders, after approval of this Agreement by Financial Holdings’ shareholders and Bank of Richmond’s shareholders, no change may be made in the amount of Merger Consideration into which each share of Bank of Richmond Common Stock will be converted.
     10.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows:

If to Financial Holdings:	With copy to:

D. Ben Berry	Ronald D. Raxter, Esq.
Chairman, President and CEO	Maupin, Taylor, P.A.
Gateway Financial Holdings, Inc.	Highwoods Tower One, Suite 500
1580 Laskin Road	3200 Beachleaf Court
Virginia Beach, Virginia 23451	Raleigh, NC 27604
Fax: 757-422-3419	Fax: 919-981-4300

If to Bank of Richmond:	With copy to:

Rex L. Smith III	Dave Faulders, Esq.
President and CEO	Executive Counsel, PLC
The Bank of Richmond, N.A.	12090 West Broad Street, Suite 301
5300 Patterson Avenue	Richmond, Virginia 23226
Richmond, Virginia 23226	Fax: (804) 360-8704
Fax: (804) 288-7179
     10.05. Further Assurance. Financial Holdings and Bank of Richmond agree to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.
     10.06. Headings and Captions. Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.
     10.07. Gender and Number. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.
     10.08. Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

     10.09. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.
     10.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of each of the other parties hereto.
     10.11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.
     10.12. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of the State of North Carolina.
     10.13. Previously Disclosed Information. As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by Financial Holdings to Bank of Richmond, or by Bank of Richmond to Financial Holdings, in a letter delivered by the disclosing party or parties to the other parties prior to the date hereof, specifically referring to this Agreement, and arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Paragraph, Subparagraph or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.
     10.14. Best Knowledge. The term “Best Knowledge” as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which officers of Financial Holdings, or officers of Bank of Richmond, as the case may be, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.
     10.15. Inspection.
     (a) Any right of Bank of Richmond under this Agreement to investigate or inspect the assets, books, records, files and other information of Financial Holdings in no way shall establish any presumption that Bank of Richmond should have conducted any investigation or that such right has been exercised by Bank of Richmond, its agents, representatives or others. Any investigations or inspections actually made by Bank of Richmond or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Financial Holdings in this Agreement.
     (b) Any right of Financial Holdings under this Agreement to investigate or inspect the assets, books, records, files and other information of Bank of Richmond in no way shall establish any presumption that Financial Holdings should have conducted any investigation or that such right has been exercised by Financial Holdings, its respective agents, representatives or others. Any investigations or inspections actually made by Financial Holdings or its respective agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Bank of Richmond in this Agreement.
     10.16. Exclusivity. So long as this Agreement remains in effect, Bank of Richmond will not, directly, or indirectly through any person or entity encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Financial Holdings) relating to a merger or other acquisition of Bank of Richmond or the purchase or acquisition of any stock of Bank of Richmond, any branch office of Bank of Richmond or all or any significant part of Bank of Richmond’s assets (any of the above being a “Transaction”), or provide assistance to any person in connection with any such offer. Notwithstanding the foregoing, Bank of Richmond may enter into discussions or negotiations or provide information not customarily disclosed to the public concerning Bank of Richmond or its business in connection with an unsolicited Transaction if its Board of Directors reasonably believes in good faith, based on the written opinion of its legal counsel, that failure to take such actions would violate the directors’ duties or obligations as such to Bank of Richmond or to its shareholders. If Bank of Richmond does receive any unsolicited Transaction proposal, whether written or oral, it will immediately communicate to Financial Holdings the fact that it is having discussions or negotiations with a third party regarding a Transaction. If (i) Bank of Richmond breaches any provision of this Paragraph 10.16 or Bank of Richmond’s Board of Directors fails to recommend, modifies withdraws or changes in any manner its recommendation that the shareholders of Bank of Richmond vote in favor of the adoption of this Agreement; or (ii) a Transaction is offered, presented or proposed to Bank of Richmond or its shareholders; and thereafter (A) this Agreement and the Merger are disapproved by Bank of Richmond or its shareholders, (B) Bank of Richmond enters into an agreement with a third party regarding a Transaction, or (C) a Transaction is consummated (each of A, B and C being a “Trigger Event”), then immediately upon the occurrence of such Trigger Event and in addition to any other rights and remedies of Financial Holdings, the Bank of Richmond will promptly pay to Financial Holdings a termination fee of Two Million Dollars ($2,000,000) (the “Termination Fee”). Bank of Richmond and Financial Holdings agree that the Termination Fee is fair and reasonable in the circumstances. If any court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of the Termination Fee exceeds the maximum permitted by law, then the amount of the Termination Fee shall be reduced to the maximum permitted by law in the circumstances, as determined by such court of competent jurisdiction.
[The remainder of this page intentionally left blank; Signatures on following page.]

     IN WITNESS WHEREOF, Bank of Richmond and Financial Holdings have each caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

GATEWAY FINANCIAL HOLDINGS, INC.

BY:	/s/ D. Ben Berry

D. Ben Berry
Chairman, President and CEO

ATTEST:

/s/ Wendy Small

Wendy Small, Secretary

[CORPORATE SEAL]

THE BANK OF RICHMOND, N.A.

BY:	/s/ Rex L. Smith III

Rex L. Smith III, President and CEO

ATTEST:

/s/ Lawrence N. Ashworth

Lawrence N. Ashworth, Secretary

[CORPORATE SEAL]